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Exhibit 4.45

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager trust company manager, accountant, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are subject to this Offer and it is an offence to claim otherwise. This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

September 27, 2007

NOTICE OF VARIATION AND EXTENSION

by

YAMANA GOLD INC.

of its
OFFER TO PURCHASE
all of the outstanding common shares of
MERIDIAN GOLD INC.
on the revised basis of 2.235 Yamana common shares
and Cdn$7.00 in cash (the "Offer Consideration")
for each common share of Meridian Gold Inc.

Yamana Gold Inc. (the "Offeror" or "Yamana") hereby gives notice that it is amending its offer, originally dated July 19, 2007, as varied and extended by the Notice of Variation and Extension dated August 14, 2007 (the "First Variation and Extension"), the Notice of Extension dated September 12, 2007 (the "First Notice of Extension") and the Notice of Variation and Extension dated September 20, 2007 (the "Second Variation and Extension") (collectively referred to herein as the "Offer") to purchase all of the outstanding common shares of Meridian Gold Inc. ("Meridian"), which includes common shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon exercise of stock options ("Options") or other securities of Meridian that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Meridian (collectively, the "Shares"), in order to, among other things: (i) increase the cash component of the Offer Consideration for the Shares by Cdn$0.50 per Share; (ii) revise the conditions of the Offer; (iii) extend the expiry of the Offer to midnight (Toronto time) on October 12, 2007; and (iv) provide additional disclosure with respect to certain matters and certain financial information.

THE OFFER HAS BEEN AMENDED TO INCREASE THE CASH COMPONENT OF THE OFFER CONSIDERATION TO CDN$7.00 PER SHARE. THE OFFER HAS NOW BEEN EXTENDED AND IS OPEN FOR ACCEPTANCE UNTIL MIDNIGHT (TORONTO TIME) ON OCTOBER 12, 2007, UNLESS FURTHER EXTENDED OR WITHDRAWN.

THE BOARD OF DIRECTORS OF MERIDIAN HAS UNANIMOUSLY RECOMMENDED THAT
SHAREHOLDERS OF MERIDIAN ACCEPT THE OFFER AND TENDER THEIR SHARES.

This Notice of Variation and Extension should be read in conjunction with the Offer and Circular dated July 19, 2007, as amended by the First Variation and Extension, the First Notice of Extension and the Second Variation and Extension (collectively referred to herein as the "Offer and Circular"). Except as otherwise set forth herein, the terms and conditions previously set forth in the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the "Offer" in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension mean the original offer, as amended by the First Variation and Extension, the First Notice of Extension, the Second Variation and Extension and this Notice of Variation and Extension, and all references in such documents to the "Circular" mean the original circular, as amended by the First Variation and Extension, the First Notice of Extension, the Second Variation and Extension and this Notice of Variation and Extension. Unless the context requires otherwise, capitalized terms used herein but not defined herein have the respective meanings given to them in the Offer and Circular.

The Dealer Managers for the Offer are:

In Canada	In the United States

Genuity Capital Markets Canaccord Capital Corporation	Genuity Capital Markets USA Corp. Canaccord Adams Inc.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular, and this Notice of Variation and Extension, in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference in the Offer and Circular and this Notice of Variation and Extension have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

        Shareholders in the United States should be aware that the disposition of Shares and the acquisition of Yamana Common Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See "Canadian Federal Income Tax Considerations" in Section 23 of the Circular and "United States Federal Income Tax Considerations" in Section 24 of the Circular.

        The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that the Canadian Dealer Managers for the Offer and some or all of the experts named in the Offer and Circular may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

        The Offeror has filed with the SEC (i) a Registration Statement on Form F-10 dated July 19, 2007, as amended by Amendment No. 1 dated August 14, 2007, Amendment No. 2 dated August 21, 2007, Amendment No. 3 dated August 30, 2007, Amendment No. 4 dated September 12, 2007 and Amendment No. 5 dated September 20, 2007; and (ii) a Registration Statement on Form F-10 dated September 27, 2007 (collectively, the "Registration Statement") and expects to mail this Notice of Variation and Extension to Shareholders concerning the proposed business combination with Meridian. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to the Vice President, Legal, General Counsel and Assistant Corporate Secretary of Yamana, 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, telephone 416-815-0220. To obtain timely delivery, such documents should be requested not later than October 4, 2007, five business days before the Expiry Date.

        THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM

        The Offer and Circular does not constitute a prospectus for the purposes of the Prospectus Rules published by the Financial Services Authority of the United Kingdom (the "FSA"). Accordingly, the Offer and Circular, as supplemented and amended by this Notice of Variation and Extension, has not been, and will not be, approved by the FSA or by London Stock Exchange plc. No action has been or is intended to be taken by Yamana or by Genuity Capital Markets or Canaccord Capital Corporation, or any of their affiliated entities, that would permit a public offer of Yamana Common Shares to be made in the United Kingdom, which would require an approved prospectus to be made available to the public in the United Kingdom (in accordance with the United Kingdom Financial Services and Markets Act 2000 ("FSMA") and the Prospectus Rules (as hereinafter defined)) before such an offer was made. Accordingly, as regards Shareholders resident in, or receiving the Offer or the Offer and Circular in the United Kingdom ("UK Shareholders"), the Offer is only being made to or directed at, and

i

deposits of Shares will only be accepted from, a UK Shareholder who is, and is able to establish to the satisfaction of the Offeror that it is: (i) a Qualified Investor acting as principal; (ii) a Qualified Investor which operates in the financial markets acting on behalf of a person, not being a Qualified Investor, on a discretionary basis concerning the acceptance of offers on that person's behalf; or (iii) acting on behalf, and on the instructions, of a Qualified Investor (in which case the Offer is made to or directed at that Qualified Investor). In addition, in the United Kingdom, the Offer and Circular are being distributed only to, and are directed only at, Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and Qualified Investors falling within Article 49(2)(a) to (d) of the Order. A "Qualified Investor" is (i) a legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) a legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, in each case as shown in its last annual or consolidated accounts; (iii) a person entered on the register of Qualified Investors maintained by the FSA for this purpose pursuant to section 87R of FSMA; or (iv) an investor authorized by a European Economic Area ("EEA") State other than the United Kingdom to be considered as a qualified investor for the purposes of the Prospectus Directive (as defined herein), in each case within the meaning and as more particularly described in section 86(7) of FMSA. Accordingly, any UK Shareholder purporting to accept the Offer must provide supporting evidence satisfactory to the Offeror that it is entitled to do so, and the Offeror shall in its sole discretion be entitled to reject any such purported acceptance of the Offer, as further described in the Offer and Circular and in the Letter of Transmittal. Shareholders receiving the Offer in the United Kingdom should consult with their legal advisers to determine whether they (or any person on whose behalf they act) are able to receive and accept the Offer. Further details in connection with the Offer and its acceptance by UK Shareholders are set out in the Offer and Circular.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder that is not an Eligible UK Shareholder.

        Shareholders who have validly deposited and not withdrawn their Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on yellow paper in the case of all Shareholders other than Eligible UK Shareholders and on green paper in the case of Eligible UK Shareholders) (the "Letter of Transmittal") that accompanied the Offer and Circular (or a manually signed facsimile thereof) and deposit it, together with the certificates representing their Shares and all other required documents, with Kingsdale Shareholder Services Inc. (the "Depositary" and the "Information Agent"), at the office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer in the United States by following the procedures for book-entry transfer of Shares described under "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer; or (2) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer using the accompanying notice of guaranteed delivery (the "Notice of Guaranteed Delivery") (printed on pink paper) (or a manually signed facsimile thereof) that accompanied the Offer and Circular. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

        Questions and requests for assistance may be directed to the Dealer Managers and/or Kingsdale Shareholder Services Inc. or Innisfree M&A Incorporated, who are each acting as Information Agent. Additional copies of this document, the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers, the Depositary and Information Agents at their respective addresses shown on the last page of this document.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        The Offer and Circular and this Notice of Variation and Extension, including the Schedules attached hereto and some of the information incorporated by reference in the Offer and Circular, contain "forward-looking statements" and "forward-looking information" under applicable United States and Canadian securities laws concerning the proposed transaction and the business, operations and financial performance and condition of the Offeror, Northern Orion Resources Inc. ("Northern Orion") and Meridian and estimated production and mine life of the various mineral projects of the Offeror, Northern Orion or Meridian. Statements concerning mineral reserve and resource estimates may also be deemed to constitute forward-looking statements to the extent they involve estimates of the mineralization that will be encountered if the property is developed. Except for statements of historical fact relating to the companies, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are based on a number of assumptions and subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Assumptions upon which such forward-looking statements are based include that the Offeror will be successful in acquiring 100% of the issued and outstanding Meridian shares and all conditions to completion of the transactions will be satisfied or waived. Many of these assumptions are based on factors and events that are not within the control of the Offeror and there is no assurance they will prove to be correct. Factors that could cause actual results to vary materially from results anticipated by such forward-looking statements include changes in market conditions, variations in ore grade or recovery rates, risks relating to international operations, fluctuating metal prices and currency exchange rates, changes in project parameters, the possibility of project cost overruns or unanticipated costs and expenses, labour disputes and other risks of the mining industry, failure of plant, equipment or processes to operate as anticipated, the Yamana Common Shares issued in connection with the Offer having a market value lower than expected, the businesses of the Offeror, Meridian and Northern Orion not being integrated successfully or such integration may be more difficult, time-consuming and costly than expected and the expected combined benefit from the Northern Orion Transaction and/or the Offer not being fully realized or realized within the expected time frame. See "Strategic Rationale" in Section 5 of the Circular, "Purpose of the Offer" in Section 6 of the Circular, "Plans for Meridian" in Section 6 of the Circular and "Business Combination Risks" in Section 8 of the Circular as well as those risk factors discussed or referred to in the annual Management's Discussion and Analysis and Annual Information Form for each of the Offeror, Northern Orion and Meridian filed with the securities regulatory authorities in all provinces of Canada and available under each of the company's respective profiles at www.sedar.com, and the Annual Report on Form 40-F of each of the Offeror, Northern Orion and Meridian filed with the United States Securities and Exchange Commission (the "SEC") under each of the company's respective profile at www.sec.gov. These factors are not intended to represent a complete list of the factors that could affect the Offeror and the combination of the Offeror, Meridian and Northern Orion. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference.

        Although the Offeror has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Offeror undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements. Any forward-looking statements of facts related to Meridian are derived from Meridian's publicly filed reports.

INFORMATION CONCERNING MERIDIAN

        Except as otherwise indicated, the information concerning Meridian contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with the SEC, the Canadian securities regulatory authorities and other public sources. Meridian has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Meridian contained in the Offer and Circular. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Meridian taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Meridian's financial statements, or for any failure by Meridian to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Meridian.

INFORMATION CONCERNING NORTHERN ORION

        Except as otherwise indicated, the information concerning Northern Orion contained in the Offer and Circular including information incorporated by reference, has been taken from or is based upon publicly available documents and records on file with the SEC, the Canadian securities regulatory authorities and other public sources. Northern Orion has reviewed the Offer and Circular and confirmed the accuracy and completeness of the information in respect of Northern Orion herein. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Northern Orion taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Northern Orion's financial statements, or for any failure by Northern Orion to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Northern Orion.

NOTICE TO HOLDERS OF MERIDIAN EQUITY ENTITLEMENTS

        The Offer is made only for Shares and is not made for any stock options, share appreciation rights, restricted shares, restricted units, performance shares, performance share units or any other equity-based or equity related awards to acquire Shares, pursuant to and in accordance with the Meridian Share Incentive Plans (collectively referred to as "Meridian Equity Entitlements"). Any holders of Meridian Equity Entitlements who wish to accept the Offer should, to the extent permitted by applicable Law, exercise their Meridian Equity Entitlements: (i) on an accelerated vesting basis, conditional on the Offeror taking up and paying for Shares under the Offer; and/or (ii) effect a cashless exercise of their Meridian Equity Entitlements for the purposes of tendering to the Offer all Shares issued in connection with such cashless exercise, conditional upon the Offeror taking up and paying for Shares under the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Meridian Equity Entitlements will have certificates representing the Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer.

        With respect to Meridian Equity Entitlements that are stock options, if holders of stock options do not exercise such options at or before the Expiry Time, such options will become an option or right to acquire Yamana Common Shares (on a tax-deferred basis for the purposes of the Income Tax Act (Canada) if reasonably practicable) whereby, effective as of the Expiry Time, subject to applicable Laws, each stock option shall automatically be converted into an option to acquire a number of Yamana Common Shares based on the formula set out in Section 15 of the Circular, "Arrangements, Agreements or Understandings — Support Agreement — Outstanding Meridian Equity Entitlements". The tax consequences to holders of Meridian Equity Entitlements are not described in "Canadian Federal Income Tax Considerations" in Section 23 of the Circular or "United States Federal Income Tax Considerations" in Section 24 of the Circular. Holders of Meridian Equity Entitlements should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Meridian Equity Entitlements.

        See Section 15 of the Circular, "Arrangements, Agreements or Understandings — Support Agreement — Outstanding Meridian Equity Entitlements" for further details.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, all references to "Cdn$", "$" or "dollars" in this Notice of Variation and Extension refer to Canadian dollars and all references to "US$" refer to United States dollars. Yamana's financial statements that are incorporated by reference in the Offer and Circular, and attached as Schedule "A" to this Notice of Variation and Extension, are reported in United States dollars and are prepared in accordance with Canadian GAAP. Financial statements of Northern Orion that are incorporated by reference in the Offer and Circular are reported in United States dollars and are prepared in accordance with Canadian GAAP. Certain of the financial information in the financial statements is reconciled to US GAAP. For a discussion of the material measurement differences between US GAAP and Canadian GAAP: (i) in the context of Yamana, see Note 30 to Yamana's audited consolidated financial statements as at and for the year ended December 31, 2006; (ii) in the context of Viceroy, see Note 11 to Viceroy's audited consolidated financial statements as at and for the year ended December 31, 2005; and (iii) in the context of Northern Orion, see Note 16 to Northern Orion's audited consolidated financial statements as at and for the year ended December 31, 2006.

NOTE CONCERNING MINERAL RESOURCE CALCULATIONS

        Information contained in the Offer and Circular, by incorporation by reference or otherwise, and disclosure documents of Yamana, Northern Orion and Meridian that are filed with securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

        Without limiting the foregoing, these documents use the terms "measured resources", "indicated resources" and "inferred resources". United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place by tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

        National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in the Offer and Circular, by incorporation by reference or otherwise, have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

v

EXCHANGE RATES

        On June 27, 2007, the date of the announcement of the Offeror's intention to make the Offer, the exchange rate for one US dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was $1.0716.

        The closing, high, low and average exchange rates for the US dollar in terms of Canadian dollars for the six months ended June 30, 2007, and the calendar years ended December 31, 2006, December 31, 2005 and December 31, 2004, as reported by the Bank of Canada, were as follows:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Closing	$1.06	$1.17	$1.16	$1.20
High	1.18	1.17	1.27	1.40
Low	1.06	1.10	1.15	1.18
Average(1)	1.14	1.13	1.21	1.30

(1)
Calculated as an average of the daily noon rates for each period.

        On September 26, 2007, the noon rate of exchange as reported by the Bank of Canada for one US dollar expressed in Canadian dollars was $1.00.

NOTICE OF VARIATION AND EXTENSION

        September 27, 2007

TO: THE SHAREHOLDERS OF MERIDIAN

        This Notice of Variation and Extension amends and supplements the Offer pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions contained in the Offer and Circular, the Letter of Transmittal and Notice of Guaranteed Delivery, all of the outstanding Shares, which includes Shares that may become outstanding after the date of the Offer but before the Expiry Time of the Offer upon exercise of Options or other securities of Meridian that are convertible into or exchangeable or exercisable for Shares.

        Except as otherwise set forth in this Notice of Variation and Extension, the terms and conditions previously set forth in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. This Notice of Variation and Extension should be read in conjunction with the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

        All references to the "Offer" in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension mean the original offer dated July 19, 2007 as amended by the First Variation and Extension, the First Notice of Extension, the Second Variation and Extension and this Notice of Variation and Extension and all references in such documents to the "Circular" mean the original circular dated July 19, 2007 as amended by the First Variation and Extension, the First Notice of Extension, the Second Variation and Extension and this Notice of Variation and Extension. Capitalized terms used in this Notice of Variation and Extension and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

1.     Increase in Cash Component of Offer Consideration

        The Offeror has amended the Offer by increasing it from 2.235 Yamana Common Shares and Cdn$6.50 in cash for each Share to 2.235 Yamana Common Shares and Cdn$7.00 in cash for each Share.

        All references in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery to the price offered by the Offeror are amended to reflect the foregoing change.

        Based on the closing price of the Shares and the Yamana Common Shares on the TSX on June 27, 2007 (the date of the Offeror's announcement after the close of market of its intention to make the Offer), the Offer Consideration now represents a premium of approximately 37.7%. The Offer Consideration also now represents a premium of approximately 38% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the Offeror's announcement of its intention to make the Offer (based on the average closing price of the Shares and the Yamana Common Shares on the TSX for the 20 trading days ending June 27, 2007).

        Assuming that all of the conditions to the Offer are satisfied or waived, all Shareholders whose Shares are taken up under the Offer, including Shareholders who have already deposited their Shares to the Offer, will receive the increased Offer Consideration for their Shares.

2.     Extension of the Offer

        The Offeror has extended the expiry of the Offer to midnight (Toronto time) on October 12, 2007, unless the Offer is further extended or withdrawn. Accordingly, the definitions of "Expiry Date" and "Expiry Time" in the "Definitions" section of the Offer and Circular are deleted and replaced by the following:

  "Expiry Date" means October 12, 2007 or such later date or dates as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror.

  "Expiry Time" means midnight (Toronto time) on the Expiry Date, or such later time or times as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror.

        In addition, all references to October 2, 2007 in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to refer to October 12, 2007.

3.     Amendments to Conditions of the Offer

        Section 4 of the Offer, "Conditions of the Offer", is deleted and replaced by the following:

  Conditions of the Offer

          Notwithstanding any other provision of the Support Agreement or the Offer and subject to applicable Law, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or before the Expiry Time:

  (a)
  there shall have been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Shares which constitutes at least 50.1% of the Shares outstanding calculated on a fully diluted basis (the "Minimum Deposit Condition");

  (b)
  the conditions to the completion of the Northern Orion Transaction shall have been satisfied or waived;

  (c)
  any government or regulatory approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that are, in the Offeror's reasonable discretion, necessary to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable discretion;

  (d)
  the Support Agreement shall not have been terminated by Meridian or the Offeror in accordance with its terms. For a description of the termination provisions of the Support Agreement, refer to Section 6 of this Notice of Variation and Extension, "Arrangement, Agreements or Understandings — Support Agreement";

  (e)
  no act, action, suit or proceeding shall have been taken or threatened in writing or be pending before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, company, firm, group or other entity), whether or not having the force of Law:

  (i)
  seeking to prohibit, restrict or impose material limitations or conditions on: (A) the acquisition by, or sale to, the Offeror of any Shares, (B) the take-up or acquisition of Shares by the Offeror, (C) the issuance and delivery of Yamana Common Shares or the delivery of cash in consideration for Shares taken up or acquired by the Offeror, (D) the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, (E) the ownership or operation or effective control by the Offeror of any material portion of the business or assets of Meridian or its affiliates or subsidiaries or to compel the Offeror or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of Meridian or any of its affiliates or subsidiaries as a result of the Offer, or (F) the ability of the Offeror and its affiliates and subsidiaries to complete any Compulsory Acquisition, Subsequent Acquisition Transaction or the Northern Orion Transaction; or

  (ii)
  seeking to obtain from the Offeror or any of its subsidiaries or Meridian or any of its subsidiaries any damages directly or indirectly in connection with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction);

    which, if successful, would be reasonably likely to result in a Material Adverse Effect on either Meridian and/or the Offeror or any of their respective affiliates or subsidiaries, taken as a whole, if the Offer or the Northern Orion Transaction were consummated;

  (f)
  there shall not be in effect or threatened in writing any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition, including the existence or proposal of any

    Law challenging (i) the Offer or preventing the completion of the Offer or the acquisition of Shares under the Offer, or any Compulsory Acquisition or Subsequent Acquisition Transaction, (ii) the Northern Orion Transaction; (iii) the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, (iv) the ownership or operation or effective control by the Offeror of any material portion of the business or assets of Meridian or its affiliates or subsidiaries or compelling the Offeror or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of Meridian or any of its affiliates or subsidiaries as a result of the Offer;

  (g)
  there shall not have occurred any change, effect, event, circumstance or occurrence on or after September 24, 2007, that, when considered either individually or in the aggregate, has or would reasonably be expected to have had a Material Adverse Effect on Meridian;

  (h)
  all representations and warranties made by Meridian in the Support Agreement shall be true and correct at and as of the Expiry Time as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time) without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation and warranty, where such inaccuracies in the representations and warranties, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect in respect of Meridian or materially and adversely affect the ability of the Offeror to proceed with the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction or the Northern Orion Transaction. For a description of the representations and warranties contained in the Support Agreement, refer to Section 6 of this Notice of Variation and Extension, "Arrangement, Agreements or Understandings — Support Agreement";

  (i)
  Meridian shall have complied in all material respects with its covenants and obligations under the Support Agreement to be complied with at or prior to the Expiry Time. For a description of the covenants and obligations of Meridian contained in the Support Agreement, refer to Section 6 of this Notice of Variation and Extension, "Arrangement, Agreements or Understandings — Support Agreement";

  (j)
  there shall not have occurred or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the TSX or the NYSE; (ii) any extraordinary adverse change in the financial markets in Canada or the United States; or (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States.

          The foregoing conditions are for the exclusive benefit of the Offeror and may be waived by it in whole or in part by the Offeror at any time without prejudice to any other rights which the Offeror may have. The foregoing conditions may be asserted by the Offeror regardless of the circumstances giving rise to any such condition (other than a default by the Offeror). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed to be an ongoing right that may be asserted at any time and from time to time.

          The foregoing conditions are subject to the Offeror's ongoing disclosure obligations under its Tender Offer Statement on Schedule TO and to the Offeror's notification obligations with respect to changes in the information contained in the Offer and Circular that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer.

          Any waiver of a condition or the termination or withdrawal of the Offer shall be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario. The Offeror forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and, to the extent required by applicable Law, cause the Depositary as soon as is practicable thereafter to notify the registered holders of Shares in the manner set forth under "Notice and Delivery" in Section 11 of the Offer. If the Offer is withdrawn, the Offeror shall not be obligated to take up, accept for payment or pay for any Shares deposited pursuant to the Offer, and the Depositary will promptly return all certificates for deposited Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

4.     Amendments to Pro Forma Financial Information

        The Summary of Pro Forma Consolidated Financial Information of Yamana in the Summary of the Offer and Section 10 of the Circular, "Summary Historical and Unaudited Pro Forma Consolidated Financial Information" is deleted and replaced by the following:

"Summary of Pro Forma Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Six months ended June 30, 2007		Twelve months ended December 31, 2006
Canadian GAAP	Yamana and Meridian	Yamana, Meridian and Northern Orion	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales(3)	479,500	479,500	418,692	418,692
Mine operating earnings(3)	219,934	219,934	73,406	73,406
Operating earnings (loss)	158,485	160,453	(56,655)	(68,387)
Net earnings (loss) for the period	74,936	99,530	(135,909)	(70,428)
Earnings (loss) per share from continuing operations	0.13	0.15	(0.24)	(0.11)
Net earnings (loss) per share	0.13	0.15	(0.24)	(0.11)
	As at June 30, 2007
	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	152,340	369,547
Other current assets	293,188	296,079
Property, plant and equipment	370,144	370,367
Assets under construction	1,060	1,060
Mineral properties	3,811,057	4,243,243
Total assets	6,856,498	8,292,190
Current liabilities	218,669	238,535
Total long-term liabilities	1,939,772	2,159,992
	Twelve months ended December 31, 2006
US GAAP(4)	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales	418,692	418,692
Operating loss	(102,731)	(130,073)
Net loss for the period	(175,376)	(123,505)
Loss per share from continuing operations	(0.31)	(0.19)
Net loss per share — basic and diluted	(0.31)	(0.19)
Book value per share	4.31	4.87
Ratio of earnings to fixed charges
Ratio(1)	—	—
Deficiency(2)	(220,759)	(180,088)

(1)
For purposes of calculating the ratio of earnings of fixed charges, earnings represent earnings from continuing operations before provision for income taxes plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

(2)
For purposes of calculating the deficiency, earnings from continuing operations is adjusted for the same items and fixed charges are determined in the same manner as described in footnote (1). The deficiency represents the dollar amount of earnings that would be required to result in a ratio of 1:1.

(3)
The addition of Northern Orion does not impact Sales or Mine operating earnings as its interest in Alumbrera is accounted for on an equity basis.

(4)
The US GAAP pro forma information presented is for the twelve months ended December 31, 2006. US GAAP pro forma information as at and for the six months ended June 30, 2007 is not presented as the information is not available."

5.     Recent Developments

        On September 24, 2007, the Offeror and Meridian entered into the Support Agreement, pursuant to which, among other things, the Offeror agreed to increase the cash component of the Offer Consideration and extend the expiry of the Offer and Meridian agreed to recommend that Shareholders accept the Offer. For a description of the terms of the Support Agreement, refer to Section 6 of this Notice of Variation and Extension, "Arrangements, Agreements or Understandings — Support Agreement".

        As of September 26, 2007, Kingsdale has advised that approximately 18.9 million Shares are currently deposited to the Offer.

6.     Arrangements, Agreements or Understandings

        Section 15 of the Circular, "Arrangements, Agreements or Understandings", is deleted and replaced by the following:

          Other than the Support Agreement and the matters provided for therein, there are (a) no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Meridian; and (b) no contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of Meridian with respect to the Offer. Other than the Support Agreement, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any person or company with respect to any securities of Meridian in relation to the Offer.

  Support Agreement

          On September 24, 2007, the Offeror and Meridian entered into the Support Agreement, which sets forth, among other things, the terms and conditions upon which the Offer is to be amended by the Offeror. The following is a summary of the material provisions of the Support Agreement and is qualified in its entirety by reference to all the provisions of the Support Agreement. The Support Agreement has been filed by the Offeror with the Canadian securities regulatory authorities and is available at www.sedar.com, and with the SEC and is available at www.sec.gov.

  The Offer

          The Offeror agreed to amend the Offer by, among other things, increasing the cash component of the Offer Consideration payable thereunder to Cdn$7.00 per Share. The Offeror also agreed to extend the period during which Shares may be deposited under the Offer to midnight (Toronto time) on October 12, 2007, subject to the Offeror's right to extend such period from time to time.

          If, at the Expiry Time, all of the conditions to the Offer have been satisfied or waived but the number of Shares validly deposited pursuant to the Offer and not withdrawn at the Expiry Time is less than 90% of the Shares outstanding calculated on a fully diluted basis, the Offeror has agreed, subject to applicable securities Laws, to provide a subsequent offering period of not less than 15 business days (within the meaning of Rule 14d-1(g)(3) under the US Exchange Act), provided that if the number of Shares validly deposited pursuant to the Offer and not withdrawn at the Expiry Time constitutes less than 66 2/3% of the Shares outstanding calculated on a fully diluted basis, such subsequent offering period shall be 20 business days (within the meaning of the US Exchange Act), in either case to permit Shareholders who had not tendered their Shares prior to the Expiry Time to so tender.

  Support of the Offer

          Meridian has indicated that its Board of Directors, based upon a careful review of the revised terms of the Offer and consultation with its financial and legal advisors, among other factors, has unanimously determined that the Offer is fair to Shareholders (other than the Offeror and its affiliates) and that the Offer is in the best interests of Meridian and the Shareholders (other than the Offeror and its affiliates). Accordingly, the Board of Directors has unanimously approved the making of a recommendation that

  Shareholders (other than the Offeror and its affiliates) accept the Offer. Meridian has agreed to take all reasonable actions to support the Offer and to recommend acceptance of the Offer to Shareholders in writing.

  Board Representation

          Provided that at least a majority but less than 66 2/3% of the then outstanding Shares on a fully diluted basis are purchased by the Offeror and from time to time thereafter, the Offeror will be entitled to designate such number of members of the Meridian Board of Directors, and any committee thereof, as is proportionate to the percentage of the outstanding Shares owned from time to time by the Offeror, and Meridian will co-operate with the Offeror, subject to all applicable Laws, to enable the Offeror's designees to be elected or appointed including, at the request of the Offeror, using its reasonable best efforts to increase the size of the Meridian Board of Directors and to secure the resignations of such directors as Meridian may determine, in reasonable consultation with the Offeror.

          The Offeror has agreed to use all reasonable efforts to cause its Board of Directors to pass such resolutions and take such other actions as may be required in order that three new directors, who will be directors of Meridian immediately prior to the take up of any Shares under the Offer by the Offeror and who will be acceptable to the Offeror acting reasonably, will be appointed to the Board of Directors of the Offeror as soon as practicable following the date the Offeror acquires 50.1% of the then outstanding Shares on a fully diluted basis and in any event within 30 days after such date.

          Provided that the three directors of Meridian have been appointed to the Board of Directors of the Offeror, Meridian has agreed that, forthwith at the request of the Offeror upon confirmation that the Offeror beneficially owns 66 2/3% or more of the Shares, it will use its reasonable commercial efforts to assist in effecting the resignations of the Meridian directors and cause them to be replaced by persons nominated by the Offeror.

  No Solicitation

          Meridian has agreed that, except as otherwise provided in the Support Agreement, it will not, and it will cause each of its subsidiaries not to, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Meridian or any subsidiary, (i) solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of Meridian or any subsidiary or material joint venture (to the extent subject to Meridian's control), or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding an Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Offeror, the approval or recommendation of the Meridian Board of Directors or any committee thereof of the Support Agreement or the Offer; (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

          The Support Agreement defines an "Acquisition Proposal" as (a) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Meridian or any of its subsidiaries; (b) any sale or acquisition of all or a material portion of the assets of Meridian on a consolidated basis; (c) any sale or acquisition of all or a material portion of the Shares or the shares of any subsidiary of Meridian; (d) any sale by Meridian or any of its subsidiaries of an interest in any material joint venture or material mineral property of Meridian; (e) any similar business combination or transaction, of or involving Meridian or any of its subsidiaries, other than with the Offeror; or (f) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any person other than the Offeror.

          Meridian has agreed to immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any person (other than the Offeror) by Meridian or any subsidiary or any of its or their officers, directors, employees, representatives or agents with respect to any potential Acquisition Proposal, whether or not initiated by Meridian, and to discontinue access to any data rooms. Meridian has agreed not to release any third party from any confidentiality agreement or standstill agreement (except to allow the third party to propose an Acquisition Proposal), provided that the foregoing shall not prevent the Meridian Board of Directors from considering and accepting any Superior Proposal that might be made by any such third party, provided that the remaining provisions of the Support Agreement are complied with. Meridian has agreed to request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Meridian relating to any potential Acquisition Proposal and it shall use all reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

          Meridian has agreed to promptly notify the Offeror of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Meridian or any subsidiary or material joint venture or material mineral property of which Meridian's directors, officers, employees, representatives or agents are or became aware, or any amendments to the foregoing.

  Superior Proposals

          If Meridian receives a request for material non-public information from a party who, on an unsolicited basis, proposes to Meridian a bona fide Acquisition Proposal and (a) the Meridian Board of Directors determines, in good faith, after the receipt of advice from its financial advisors that such Acquisition Proposal would, if consummated in accordance with its terms, result in, or would reasonably be expected to lead to a transaction more favourable financially to the Shareholders than the Offer; and (b) in the opinion of the Meridian Board of Directors, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding Meridian would be inconsistent with the fiduciary duties of the Meridian Board of Directors, then, and only in such case, Meridian may provide such party with access to information regarding Meridian, subject to the execution of a confidentiality agreement.

          Meridian has agreed not to accept, approve or recommend, nor enter into any agreement (other than a confidentiality agreement) relating to, an Acquisition Proposal unless: (i) the Acquisition Proposal constitutes a Superior Proposal; (ii) Meridian has complied with its non-solicitation covenants in the Support Agreement; (iii) Meridian has given the Offeror notice in writing of the Superior Proposal, plus additional information, at least five Business Days before the Meridian Board of Directors proposes to accept, approve, recommend or enter into any agreement relating to such Superior Proposal; (iv) five Business Days have elapsed from the later of the date the Offeror received notice of Meridian's proposed determination to accept, approve, recommend or enter into any agreement relating to such Superior Proposal and the date the Offeror received notice of the Acquisition Proposal and, if the Offeror has proposed to amend the terms of the Offer in accordance with the Support Agreement, the Meridian Board of Directors (after receiving advice from its financial advisors and outside legal counsel) has determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by the Offeror; and (v) Meridian concurrently terminates the Support Agreement to enter into a definitive agreement with respect to the Superior Proposal, pursuant to the terms of the Support Agreement.

          The Support Agreement defines a "Superior Proposal" as a bona fide written Acquisition Proposal received after September 24, 2007, that was not solicited from such party after September 24, 2007: (a) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction, all of the Shares, or all or substantially all of the assets of Meridian and its subsidiaries, and offering or making available to all Shareholders the same consideration in form and amount per Share to be purchased or otherwise acquired; (b) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Meridian Board of Directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), will be obtained; (c) that is not subject to any due diligence and/or access condition which would allow access to the books, records, personnel or properties of Meridian, its subsidiaries or its material joint ventures beyond 5:00 p.m. (Toronto time) on the third day after which access is first afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by Meridian during such three-day period); and (d) that the Meridian Board of Directors has determined in good faith (after consultation with its financial advisors and with its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal and such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable financially to the Shareholders than the Offer (including any adjustment to the terms and conditions of the Offer proposed by the Offeror pursuant to the Offeror's right to match), described below.

  Opportunity to Match

          Pursuant to the Support Agreement, Meridian has agreed that, during the five Business Day period referred to above or such longer period as Meridian may approve for such purpose, the Offeror will have the opportunity, but not the obligation, to propose to amend the terms of the Offer. The Meridian Board of Directors will review any proposal by the Offeror to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties, whether the Offeror's proposal to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.

          The Meridian Board of Directors has agreed to promptly reaffirm its recommendation of the Offer by press release after: (x) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (y) the Meridian Board of Directors determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal not being a Superior Proposal, and the Offeror has so amended the terms of the Offer.

  Subsequent Acquisition Transaction

          The Support Agreement provides that if the Offer has been accepted by holders of not less than 90% of the outstanding Shares as at the Expiry Time and the Offeror accepts Shares deposited for purchase and pays for such Shares pursuant to the Offer, the Offeror shall, to the extent possible, effect a Compulsory Acquisition of the remainder of the Shares from those Shareholders who have not accepted the Offer as soon as reasonably possible. If that statutory right of acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror has agreed to use its commercially reasonable efforts to pursue other means of acquiring the remaining Shares not tendered to the Offer as promptly as possible by way of amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Meridian and the Offeror or a subsidiary of the Offeror that the Offeror may, in its sole discretion, undertake to pursue (a "Subsequent Acquisition Transaction"), provided that the consideration per Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration per Share offered under the Offer and further provided that for this purpose, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Yamana Common Share shall be deemed to be at least equivalent in value to each Yamana Common Share offered under the Offer. Meridian has agreed that, in the event the Offeror takes up and pays for Shares under the Offer representing at least a simple majority of the outstanding Shares (calculated on a fully diluted basis as at the Expiry Time), it will assist the Offeror in connection with any proposed Subsequent Acquisition Transaction.

  Termination of the Support Agreement

          The Support Agreement may be terminated at any time prior to the time that the Offeror shall have taken up, acquired ownership of and paid for Shares: (a) by mutual written consent of the Offeror and Meridian; (b) by Meridian, if the Offeror had not mailed this Notice of Variation and Extension by September 28, 2007; (c) by the Offeror prior to September 28, 2007, if any condition to amending the Offer for the Offeror's benefit is not satisfied or waived by such date other than as a result of the Offeror's default under the Support Agreement; (d) by the Offeror, if the Minimum Deposit Condition or any other condition of the Offer is not satisfied or waived at the Expiry Time, as such Expiry Time may be extended by the Offeror in its sole discretion pursuant to the Support Agreement, and the Offeror has not elected to waive such condition to the extent permitted by the Support Agreement; (e) by the Offeror or Meridian, if the Offeror does not take up and pay for the Shares deposited under the Offer by the date that is 60 days following the mailing date of this Notice of Variation and Extension, otherwise than as a result of the material breach by such party of any material covenant or obligation under the Support Agreement or as a result of any representation or warranty made by such party in the Support Agreement being untrue or incorrect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such party; provided, however, that if the Offeror's take up and payment for Shares deposited under the Offer is delayed by (i) an injunction or order made by a Governmental Entity of competent jurisdiction, or (ii) the Offeror not having obtained any waiver, consent or approval of any Governmental Entity which is necessary to permit the Offeror to take up and pay for Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by Meridian pursuant to its terms until the earlier of (A) the 120th day after this Notice of Variation and Extension is mailed and (B) the fifth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; (f) prior to any acquisition of Shares in the Offer by either Meridian or the Offeror, if the other party is in material default of a material covenant or obligation under the Support Agreement or if any representation or warranty of the other party under the Support Agreement shall have been at September 24, 2007 or shall have become untrue or incorrect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such other party, and such default or inaccuracy is not curable or, if curable, is not cured by the earlier of the date which is 30 days from the date of written notice of such breach and the Expiry Time; (g) prior to any acquisition of Shares in the Offer by the Offeror, if: (i) the Meridian Board of Directors or any committee thereof fails to publicly recommend or reaffirm its approval of the Offer within two calendar days of any written request by the Offeror (or, in the event that the Offer shall be scheduled to expire within such two calendar day period, prior to the scheduled expiry of the Offer); (ii) the Meridian Board of Directors or any committee thereof withdraws, modifies, changes or qualifies its approval or recommendation of the Support Agreement or the Offer in any manner adverse to the Offeror; or (iii) the Meridian Board of Directors or any committee thereof recommends or approves or publicly proposes to recommend or approve a Superior Proposal; and (h) prior to the acquisition of Shares in the Offer by Meridian, if Meridian proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of the Support Agreement, provided that Meridian has not breached any of its covenants, agreements or obligations in the Support Agreement.

  Representations and Warranties

          The Support Agreement contains a number of customary representations and warranties of the Offeror and Meridian relating to, among other things: corporate status; capitalization; and the corporate authorization and enforceability of, and board approval of, the Support Agreement and the Offer. The representations and warranties also address various matters relating to the business, operations and properties of each of the parties and their respective subsidiaries, including: accuracy of financial statements; absence of any Material Adverse Effect and certain other changes or events since the date of the last audited financial statements; absence of litigation or other actions which if determined adversely would reasonably be expected to have a Material Adverse Effect; employee severance payments upon a change of control (in the case of Meridian); preparation and disclosure of mineral reserves and resource estimates; and accuracy of reports required to be filed with applicable securities regulatory authorities. In addition, the Offeror has represented that it has made adequate arrangements to ensure that the required funds are available to effect payment in full of the cash consideration for all of the Shares acquired pursuant to the Offer and the Northern Orion Transaction, and that Northern Orion has confirmed in writing to the Offeror that it will not seek to obtain the approval of its shareholders to the Northern Orion Transaction as a result of the amended Offer.

  Conduct of Business

          The Offeror and Meridian have each covenanted and agreed that, prior to the earlier of the time that designees of the Offeror represent a majority of the Meridian Board of Directors and the termination of the Support Agreement in the case of Meridian and prior to the earlier of the time the Offeror shall have taken up, acquired ownership of and paid for the Shares pursuant to the Offer and the termination of the Support Agreement in the case of the Offeror, except with the prior written consent of the other party (not to be unreasonably withheld or delayed) or as expressly contemplated or permitted by the Support Agreement, each party will, and will cause each of its subsidiaries to conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects and to use reasonable best efforts to preserve intact its present business organization and goodwill, to preserve intact their respective real property interests, mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property, mineral or proprietary interests or rights in good standing, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them. Each of the Offeror and Meridian has also agreed that it will not and will cause each of its subsidiaries not to take certain actions specified in the Support Agreement.

          Each of the Offeror and Meridian has also agreed to notify the other party orally and in writing of (a) any material adverse change (within the meaning of the OSA), on a consolidated basis, in the operation of its businesses or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (b) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (i) cause any of the representations or warranties of such party contained in the Support Agreement to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (ii) result in the failure in any material respect of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the time the Offeror shall have taken up, acquired ownership of and paid for Shares pursuant to the Offer.

  Other Covenants

          Each of Meridian and the Offeror has agreed to a number of mutual covenants, including to co-operate in good faith and use all reasonable efforts to take all action and do all things necessary, proper or advisable: (a) to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and the Support Agreement; (b) for the discharge of its respective obligations under the Support Agreement and the Offer, including its obligations under applicable securities Laws; (c) to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities in connection with transactions contemplated by the Offer and the Support Agreement, including in each case the execution and delivery of such documents as the other party thereto may reasonably require.

  Officers' and Directors' Insurance and Indemnification

          The Offeror has agreed that from and after the time the Offeror shall have taken up, acquired ownership of and paid for Shares pursuant to the Offer, for a period ending six years after such time, the Offeror will, and will cause Meridian (or any successor of Meridian) to maintain Meridian's current directors' and officers' insurance policy or a policy reasonably equivalent, subject in either case to terms and conditions no less advantageous to the directors and officers of Meridian than those contained in the policy in effect on September 24, 2007, for all present and former directors and officers of Meridian and its subsidiaries. Alternatively, Meridian or the Offeror may purchase as an extension to Meridian's current insurance policies, run-off insurance providing such coverage for such persons on terms comparable to those contained in Meridian's current insurance policies. The Offeror has agreed that all rights to indemnification or exculpation existing in favour of the directors or officers of Meridian or any subsidiary of Meridian as at September 21, 2007 (the "Meridian D&O Rights") as provided in Meridian's articles or by-laws or as disclosed in writing to the Offeror shall survive the transactions contemplated by the Support Agreement and shall continue in full force and effect for a period of not less than six years from the time the Offeror shall have taken up, acquired ownership of and paid for the Shares pursuant to the Offer. For a period of six years from the time the Offeror shall have taken up, acquired ownership of and paid for the Shares pursuant to the Offer, the Offeror will, or will cause Meridian to, perform the obligations of Meridian under the Meridian D&O Rights.

          In addition, from and after the time the Offeror shall have taken up, acquired ownership of and paid for the Shares pursuant to the Offer, the Offeror has agreed to cause Meridian to satisfy all existing contractual commitments between Meridian and any of its officers, directors or employees with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits in existence as of the date of the Support Agreement.

  Outstanding Meridian Equity Entitlements

          Subject to the receipt of all required approvals of any Governmental Entity, Meridian will make such amendments to the Meridian Share Incentive Plans and take all such other steps as may be necessary or desirable to allow all persons holding Meridian Equity Entitlements who may do so under applicable Laws, to exercise their Meridian Equity Entitlements: (i) on an accelerated vesting basis, conditional on the Offeror taking up and paying for Shares under the Offer; and (ii) to effect a cashless exercise of their Meridian Equity Entitlements for the purpose of tendering to the Offer all Shares issued in connection with such cashless exercise, conditional upon the Offeror taking up and paying for Shares under the Offer, all subject to applicable Laws and on terms and in a manner reasonably acceptable to the Offeror.

          The Offeror has agreed that: (i) it will agree with Meridian to tendering arrangements in respect of the Offer in order to facilitate the conditional exercise of the Meridian Equity Entitlements and tender of the Shares to be issued as a result of such conditional exercise (including providing for the ability of holders of Meridian Equity Entitlements to tender the Shares issuable upon the exercise of such Meridian Equity Entitlements on the basis of guaranteed deliveries); and (ii) (A) holders of Meridian Equity Entitlements will be permitted to tender the Shares issuable upon the exercise thereof and for such purpose to exercise their exercisable Meridian Equity Entitlements (including as exercisable for this purpose, Meridian Equity Entitlements that become exercisable by reason of the terms of the Support Agreement), conditional upon the Offeror taking up and paying for the Shares under the Offer, which Meridian Equity Entitlements shall be deemed to have been exercised immediately prior to the take-up of Shares and (B) all Shares that are to be issued pursuant to any such conditional exercise shall be accepted as validly tendered under the Offer, provided that the holders of such Meridian Equity Entitlements indicate that the Shares are tendered pursuant to the Offer and otherwise validly accept the Offer in accordance with its terms with respect to such Shares.

          With respect to the Meridian Equity Entitlements that are stock options that have not been exercised at or before the Expiry Time, Meridian and the Offeror have agreed to cooperate to ensure that all such outstanding Meridian Equity Entitlements become options to acquire Yamana Common Shares (on a tax-deferred basis for purposes of the Income Tax Act (Canada) if reasonably practicable) whereby, effective as of the Expiry Time, subject to applicable Laws, each such Meridian Equity Entitlement shall automatically be converted into an option to acquire a number of Yamana Common Shares equal the sum of (i) 2.235 and (ii) the quotient of Cdn$7.00 divided by the average of the closing prices of the Shares on the TSX for the five trading days ending on the trading day immediately prior to the Expiry Time (such sum, the "Conversion Number") (with the aggregate number of all such Yamana Common Shares per grant being rounded down to the nearest whole number) at an exercise price per Yamana Common Share equal to the exercise price per Share of that Meridian Equity Entitlement immediately prior to the Expiry Time divided by the Conversion Number, rounded up to the nearest whole cent and otherwise exercisable in accordance with its terms.

          Notwithstanding the foregoing, the terms and conditions of conversion and all other provisions outlined above will be determined and effected in a manner that satisfies the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

7.     Other Changes to the Offer and Circular

        The Summary Term Sheet is deleted and replaced by Schedule "B" to this Notice of Variation and Extension.

        The following definitions are added to the "Definitions" section of the Offer and Circular to supplement such section and to replace current definitions provided for such terms, as applicable:

  "Acquisition Proposal" has the meaning ascribed thereto under "Arrangements, Agreements or Understandings — Support Agreement" in Section 15 of the Circular;

  "Material Adverse Effect" means, in respect of any Person, an effect that is material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations or results of operations of that Person and its subsidiaries and material joint ventures taken as a whole, other than any change, effect, event or occurrence:

  (i)
  relating to the global economy, political conditions or securities markets in general;

  (ii)
  affecting the worldwide mining industry in general;

  (iii)
  relating to a change in the market trading price of publicly traded securities of that Person, either:

  (A)
  related to the Support Agreement and the Offer or the announcement thereof, or

  (B)
  related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clauses (i), (ii), (iv), (v), (vi) or (vii) hereof;

  (iv)
  relating to any of the principal markets served by that Person's business generally or shortages or price changes with respect to raw materials, metals or other products used or sold by that Person;

  (v)
  relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa;

  (vi)
  relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that Person any of its subsidiaries and material joint ventures) or in Canadian GAAP; or

  (vii)
  attributable to the announcement or pendancy of the Support Agreement or the transactions contemplated therein, or otherwise contemplated by or resulting from the terms of the Support Agreement,

  provided, however, that such effect referred to in clause (i), (ii), (iv) or (vi) above does not primarily relate only to (or have the effect of primarily relating only to) that Person and its subsidiaries and material joint ventures, taken as a whole, or disproportionately adversely affect that Person and its subsidiaries and material joint ventures taken as a whole, compared to other companies of similar size operating in the industry in which that Person and its subsidiaries and material joint ventures operate;

  "material joint venture" of a Person means a joint venture in which the Person participates, directly or indirectly, whether as a partner, shareholder, interest holder or otherwise, that is material to the financial condition, operations or prospects of the Person on a consolidated basis;

  "Meridian Share Incentive Plans" means, collectively, Meridian's 1996 Stock Option Plan approved on July 23, 1996, the 1999 Share Incentive Plan approved on April 21, 1999 and the 2007 Share Incentive Plan approved on May 1, 2007;

  "Person" includes an individual, general partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

  "Superior Proposal" has the meaning ascribed thereto under "Arrangements, Agreements or Understandings — Support Agreement" in Section 15 of the Circular;

  "Support Agreement" means the support agreement between the Offeror and Meridian dated September 24, 2007, as the same may be amended or supplemented from time to time;

        Section 13 of the Offer, "Other Terms of the Offer", is amended by deleting the phrase "in its sole discretion" from paragraphs 5 and 7 of Section 13, and replacing it with the phrase "in its reasonable discretion".

        Section 4 of the Circular, "Background to the Offer", is amended by adding the following to the end of the section:

          On September 17, 2007, a representative of Genuity Capital Markets, one of the Offeror's financial advisors, contacted a representative of BMO Capital Markets, one of Meridian's financial advisors, to explore the possibility of negotiating a consensual transaction between the Offeror and Meridian. The representative of Genuity Capital Markets indicated that the Offeror was prepared to increase the cash portion of the consideration offered in the First Variation and Extension. Following a Meridian Board of Directors meeting later that same day at which the Meridian Board of Directors was updated on the discussion, the representative of BMO Capital Markets informed the representative of Genuity Capital Markets that the Meridian Board of Directors would not review its current position in the absence of a specific proposal.

          On September 19, 2007, Mr. Peter Marrone, Chairman and Chief Executive Officer of the Offeror, informed Mr. Ed Dowling, President and Chief Executive Officer of Meridian, that the Offeror was prepared to increase the cash portion of the consideration offered under the First Amended Yamana Offer by an indicative amount in the range of C$2.00 in cash per Meridian Share, with some flexibility as to what the final Offer would be, and asked whether Meridian would be willing to enter into discussions on that basis. Mr. Dowling responded that he would discuss Mr. Marrone's request with the Meridian Board of Directors.

          Later on September 19, 2007, the Meridian Board of Directors met to consider Mr. Marrone's request to enter into consensual discussions on the basis of Mr. Marrone's informal proposal discussed with Mr. Dowling earlier that day. The Meridian Board of Directors discussed with management and Meridian's financial advisors and legal advisors the potential effect a cash increase might have on the overall value of the Offer, the previously announced results of the First Variation and Extension, management's discussions with Meridian Shareholders and uncertainties regarding the ability of the Offeror to finance a substantial increase in the cash consideration under its disclosed existing financing commitments. Following the Meridian Board of Directors meeting, Mr. Dowling informed Mr. Marrone that the Meridian Board of Directors was not prepared to enter into discussions on the basis proposed.

          On September 20, 2007, the Offeror filed its Second Variation and Extension. Mr. Marrone and Mr. Dowling engaged in further telephone discussions regarding the possibility of negotiating a consensual transaction, subject to mutual confirmatory due diligence and the execution of a support agreement. The respective Vice Presidents of Business Development of the Offeror and Meridian had a telephone call to discuss initiating a mutual due diligence process and proposed timing.

          On September 21, 2007, a confidentiality agreement was executed among the Offeror, Northern Orion and Meridian, following which an exchange of confidential information between the three parties was initiated, and the Offeror was provided access to Meridian's virtual data room.

          The Board of Directors of the Offeror met on the evening of September 21, 2007, after the close of market, to consider the increase in the cash consideration of the Offer by a further $0.50 to Cdn$7.00, in the event that a consensual transaction could be reached with Meridian. The Board also received updated verbal fairness opinions from each of Genuity Capital Markets and Canaccord Capital Corporation that the increased Offer Consideration was fair, from a financial point of view, to the Offeror. The Board granted its unanimous approval for the Offeror to move forward with the proposed increased cash consideration.

  Following the Board meeting, representatives Genuity Capital Markets met with representatives BMO Nesbitt Burns Inc. to discuss a proposed consensual transaction.

          During the weekend of September 22 and 23, 2007, Meridian, the Offeror and their respective financial and legal advisors conducted mutual due diligence and negotiated the terms of a support agreement. Over the course of the weekend, several information sessions took place and management presentations were given by each party's management team.

          On the evening of September 23, 2007, Mr. Marrone and Mr. Dowling engaged in further telephone discussions regarding the proposed consensual transaction and Mr. Dowling informed Mr. Marrone that Meridian's Board of Directors had unanimously approved the transaction.

          The final form of the Support Agreement was settled and executed in the early hours of September 24, 2007, and the public announcement that Yamana and Meridian had reached a mutual agreement was made before the open of market on September 24, 2007.

          For a description of the terms of the Support Agreement, refer to "Arrangements, Agreements or Understandings" in Section 6 of this Notice of Variation and Extension.

        Section 8 of the Circular, "Source of Funds", is amended by deleting the first paragraph and replacing it with the following:

          Meridian has represented that as at September 23, 2007, Meridian had issued and outstanding (a) 101,305,120 Shares, (b) 230,241 Restricted Shares and (c) Meridian Equity Entitlements to acquire 777,155 Shares. The Offeror estimates that if it acquires all of the Shares on a fully diluted basis pursuant to the Offer, the total amount of cash required for the purchase of such Shares and to cover related fees and expenses, estimated to be approximately US$20 million in the aggregate, will be approximately US$736 million.

        Section 18 of the Circular, "Certain Information Concerning Meridian and its Shares", is amended by deleting "— Authorized and Outstanding Capital" and replacing it with the following:

  Authorized and Outstanding Capital

          Meridian has advised the Offeror that its authorized capital consists of an unlimited number of Meridian Common Shares without par value and an unlimited number of preferred shares without par value, issuable in series. Based on publicly available information, the Meridian Common Shares carry one vote per share.

          Meridian has represented to the Offeror that as of September 23, 2007, Meridian had issued and outstanding (a) 101,305,120 Shares, (b) 230,241 Restricted Shares and (c) Meridian Equity Entitlements to acquire an aggregate of 777,155 Shares. Other than this, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Meridian to issue or sell any shares of Meridian or securities or obligations of any kind convertible into or exchangeable for any shares of Meridian.

        Section 22 of the Circular, "Acquisition of Shares Not Deposited Pursuant to the Offer", is amended by deleting and replacing the first and second paragraphs under "— Subsequent Acquisition Transaction" with the following:

          If the Offeror takes up and pays for Shares validly deposited under the Offer and a Compulsory Acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror will use commercially reasonable efforts to pursue other means of acquiring the remaining Shares not tendered to the Offer as promptly as possible by way of amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Meridian and the Offeror or a subsidiary of the Offeror that the Offeror may, in its sole discretion, undertake to pursue (a "Subsequent Acquisition Transaction"), provided that the consideration per Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration per Share offered under the Offer and further provided that for this purpose, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Yamana Common Share shall be deemed to be at least equivalent in value to each Yamana Common Share offered under the Offer. In the event the Offeror takes up and pays for Shares under the Offer representing at least a simple majority of the outstanding Shares (calculated on a fully diluted basis as at the Expiry Time), Meridian will assist the Offeror in connection with any proposed Subsequent Acquisition Transaction.

8.     Amendments to Consolidated Capitalization Table

        The Consolidated Capitalization section of the Offer and Circular is deleted and replaced by the following:

          The following table sets forth the Offeror's consolidated capitalization as at December 31, 2006, expressed in US dollars and adjusted to give effect to the material changes in the share and loan capital of the Offeror since December 31, 2006, the date of the Offeror's most recent audited consolidated financial statements, and further adjusted to give effect to the Offer only and to both the Northern Orion Transaction and the Offer. The table should be read in conjunction with the audited consolidated financial statements of the Offeror as at and for the year ended December 31, 2006, including the notes thereto, and management's discussion and analysis thereof and the other financial information contained in or incorporated by reference in the Offer and Circular.

(in US dollars)	As at December 31, 2006	As at December 31, 2006 After Giving Effect to the Offer(1)	As at December 31, 2006 After Giving Effect to the Northern Orion Transaction and the Offer(1)
		(unaudited)	(unaudited)
Debt	—	$700,000 (2)	$700,000 (2)
Common shares(4)	$1,619,850	$4,448,581	$5,391,947
(Authorized — unlimited)	(344,595,000)	(570,532,000)	(653,356,000)
Common shares reserved for issuance	$42,492	$42,492	$42,492
	(4,377,597)	(4,377,597)	(4,377,597)
Preference shares	—	—	—
(Authorized — 8,000,000)	( — )	( — )	( — )
Common share purchase options(4)	—	—	—
	(16,127,000)	(17,976,456)	(24,151,723)
Common share purchase warrants(4)	$73,004	$73,004	$280,519
	(16,890,000)	(16,890,000)	(48,152,636)
Contributed surplus	$61,578	$73,567	$108,970
Deficit	$(80,334)	$(80,334)	$(80,334)
Total capitalization	$1,716,590	$5,257,310	$6,443,594

  (1)
  Before deducting fees and expenses of the Offer and/or the Northern Orion Transaction.

  (2)
  Debt includes the US$400 million Credit Facility and the US$300 million Credit Facility, of which it is assumed that US$700 million is drawn down to complete the Offer. See "Source of Funds" in Section 5 of this Notice of Variation and Extension.

  (3)
  Assumes no currently outstanding options and warrants of Northern Orion will be exercised prior to completion of the Northern Orion Transaction, and the underlying Northern Orion Shares will not be exchanged under the Northern Orion Transaction.

  (4)
  Assumes no exercise of the currently outstanding Options of Meridian prior to completion of the Offer.

9.     Manner of Acceptance

        Shares may be deposited to the Offer in accordance with the provisions of Section 3 of the Offer, "Manner of Acceptance".

10.   Take up of and Payment for Deposited Shares

        If all the conditions referred to under "Conditions of the Offer" in Section 4 of the Offer have been satisfied or waived at or before the Expiry Time, the Offeror will become obligated to take up and pay for Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time. Any Shares deposited to the Offer after the first date on which Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for promptly. See Section 6 of the Offer, "Take up and payment for deposited Shares", for additional detail.

11.   Right to Withdraw Deposited Shares

        Shares may be withdrawn by or on behalf of a depositing Shareholder (unless otherwise required or permitted by applicable law) (i) at any time when the Shares have not been taken up; (ii) if the Shares have not been paid for within three business days after having taken them up; (iii) at any time before the expiration of ten days from the date upon which either a notice of change or a notice of variation is mailed or otherwise communicated to Shareholders; (iv) during a Subsequent Offering Period with respect to the Offer; or (v) as required by the US Exchange Act at any time after 60 days from the commencement of the Offer. See Section 7 of the Offer, "Right to Withdraw Deposited Shares", for additional detail regarding withdrawal of deposited Shares.

12.   Consequential Amendments to the Offer and Circular and Other Documents

        The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to the extent necessary to reflect the amendments contemplated by, and the information contained in this Notice of Variation and Extension.

13.   Offerees' Statutory Rights

        In the event that there is a misrepresentation contained in a take-over bid circular or a notice of change or variation that is required to be delivered to securityholders in connection with a take-over bid, subject to certain defences, the securities legislation in the provinces of Ontario, Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland, Nova Scotia and Saskatchewan provides securityholders with, in addition to any other rights they may have at law, rights of rescission against an offeror and/or a right of action for damages against each of: (i) an offeror, (ii) every person who was a director of the offeror at the time the circular or notice was signed, (iii) every person whose consent has been filed, as prescribed, regarding a report, opinion or statement made by such person in connection with the circular or notice; and (iv) each person who signed the certificate in the circular or notice, excluding persons included in (ii) above. The securities legislation in Quebec provides that a person who has transferred securities in response to a take-over bid effected with a circular or exemption, as proscribed by such legislation, containing a misrepresentation may apply to have the transfer rescinded or the price revised, and such person may also claim damages from the offeror, its officers and its directors, and from those experts whose opinions, containing a misrepresentation, appeared in the circular with such person's consent.

        The foregoing is a summary only of the rights of rescission and rights of action that may be available to a Shareholder and is qualified by the specific provisions of the securities legislation in each of the provinces of Canada. Shareholders should refer to the applicable provision of the securities legislation in their province and consult their own legal advisors with respect to their rights based on their particular circumstances.

14.   Directors' Approval

        The contents of this Notice of Variation and Extension has been approved, and the sending thereof to the securityholders of Meridian has been authorized, by the Board of Directors of the Offeror.

AUDITORS' CONSENTS

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated September 27, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007, as amended by the First Variation and Extension, the First Notice of Extension, the Second Variation and Extension and this Notice of Variation and Extension (collectively, the "Offer and Circular") to purchase all of the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the consolidated statements of operations and retained earnings (deficit), and cash flows for the years ended December 31, 2006 and 2005 and the ten month period ended December 31, 2004, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 26, 2007.

Vancouver, British Columbia (Signed) DELOITTE & TOUCHE LLP
September 27, 2007 Independent Registered Chartered Accountants

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated September 27, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007, as amended by the First Variation and Extension, the First Notice of Extension, the Second Variation and Extension and this Notice of Variation and Extension (collectively, the "Offer and Circular") to purchase all of the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of Viceroy Exploration Ltd. ("Viceroy") on the consolidated balance sheets of Viceroy as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for the years then ended. Our report is dated March 10, 2006.

Vancouver, British Columbia (Signed) PRICEWATERHOUSECOOPERS LLP
September 27, 2007 Chartered Accountants

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated September 27, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007, as amended by the First Variation and Extension, the First Notice of Extension, the Second Variation and Extension and this Notice of Variation and Extension (collectively, the "Offer and Circular") to purchase of all the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of Northern Orion Resources Inc. ("Northern Orion") on the consolidated balance sheets of Northern Orion as at December 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for the years ended December 31, 2006, 2005 and 2004, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 29, 2007.

Vancouver, British Columbia (Signed) DELOITTE & TOUCHE LLP
September 27, 2007 Independent Registered Chartered Accountants

APPROVAL AND CERTIFICATE OF YAMANA GOLD INC.

        The contents of this Notice of Variation and Extension has been approved, and the sending thereof to the securityholders of Meridian Gold Inc. has been authorized, by the Board of Directors of Yamana Gold Inc.

        The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer and Circular, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: September 27, 2007

(Signed) PETER MARRONE	(Signed) CHARLES MAIN
Chairman and Chief Executive Officer	Vice President, Finance and Chief Financial Officer

On behalf of the Board of Directors

(Signed) DINO TITARO	(Signed) JOHN BEGEMAN
Director	Director

SCHEDULE "A"

TABLE OF CONTENTS

Page
PRO FORMA CONSOLIDATED BALANCE SHEET AS AT JUNE 30, 2007	A-2 – A-3
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2007	A-4
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006	A-5
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	A-6 – A-18
SCHEDULES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	A-19 – A-21

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
				(Note 6)				(Note 6)
Assets
Current assets
Cash and cash equivalents	88,956	139,500	(a)(viii)	700,000	152,340	237,207	(d)(ii)	(20,000)	369,547
			(a)(ii)	11,491
			(a)(viii)	(707,607)
			(d)(i)	(80,000)
Short term investments	—	67,500		—	67,500	1,333		—	68,833
Restricted cash	—	13,800		—	13,800	—		—	13,800
Accounts receivable	72,081	9,700		—	81,781	—		—	81,781
Advances and deposits	29,685	—		—	29,685	409		—	30,094
Inventory	62,325	8,600		—	70,925	—		—	70,925
Income taxes recoverable	39	500		—	539	—		—	539
Marketable securities	—	—		—	—	—		—	—
Derivative related assets	14,058	—		—	14,058	—		—	14,058
Other current assets	—	14,900		—	14,900	1,149		—	16,049

	267,144	254,500		(76,116)	445,528	240,098		(20,000)	665,626
Property, plant and equipment	370,144	—		—	370,144	223		—	370,367
Assets under construction	1,060	—		—	1,060	—		—	1,060
Mineral properties	1,556,187	298,100	(a)(i)	1,956,770	3,811,057	122,532	(b)(i)	309,654	4,243,243
Available-for-sale securities	29,852	—		—	29,852	—		—	29,852
Share purchase warrants held	389	—		—	389	—		—	389
Other assets	43,806	31,000		—	74,806	—		—	74,806
Future income tax assets	83,597	—		—	83,597	—		—	83,597
Goodwill	55,000	—	(a)(i)	1,905,065	2,040,065	—	(b)(i)	421,955	2,482,020
			(d)(i)	80,000			(d)(ii)	20,000
Restricted cash	—	—		—	—	752		—	752
Equity investment in Minera Alumbrera Ltd.	—	—		—	—	100,478	(b)(i)	240,000	340,478

	2,407,179	583,600		3,865,719	6,856,498	464,083		971,609	8,292,190

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
				(Note 6)				(Note 6)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	65,134	19,900	(a)(vi)	20,000	105,034	2,866	(b)(vi)	17,000	124,900
Income taxes payable	9,608	—		—	9,608	—		—	9,608
Derivative related liabilities	70,801	—		—	70,801	—		—	70,801
Current portion of long-term debt	1,026	—		—	1,026	—		—	1,026
Other current liabilities	—	32,200		—	32,200	—		—	32,200

	146,569	52,100		20,000	218,669	2,866		17,000	238,535
Long-term liabilities
Asset retirement obligations	22,626	—		—	22,626	1,201		—	23,827
Future income tax liabilities	389,198	23,600	(a)(i)	684,869	1,097,667	23,603	(b)(i)	181,386	1,302,656
Long-term liabilities	18,479	101,000	(a)(viii)	700,000	819,479	—		—	819,479
Royalty and net proceeds interest payable	—	—		—	—	14,030		—	14,030

	576,872	176,700		1,404,869	2,158,441	41,700		198,386	2,398,527

Non-controlling interest	—	15,300		—	15,300	—		—	15,300

Shareholders' equity
Capital stock
Common stock	1,715,654	403,500	(a)(v)	2,852,450	4,568,104	294,244	(b)(iii)	952,688	5,520,792
			(a)(iv)	(403,500)			(b)(ii)	(294,244)
Warrants	72,915	—		—	72,915	11,329	(b)(iv)	207,515	280,430
							(b)(ii)	(11,329)
Additional paid-in capital including contributed surplus	43,117	8,200	(a)(iv)	(8,200)	43,117	14,476	(b)(iv)	35,403	78,520
							(b)(ii)	(14,476)
Accumulated other comprehensive income	5,844	54,300	(a)(iv)	(54,300)	5,844	(2,635)	(b)(ii)	2,635	5,844
(Deficit) retained earnings	(7,223)	(74,400)	(a)(iv)	74,400	(7,223)	104,969	(b)(ii)	(104,969)	(7,223)

	1,830,307	391,600		2,460,850	4,682,757	422,383		773,223	5,878,363

	2,407,179	583,600		3,865,719	6,856,498	464,083		971,609	8,292,190

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Six month period ended June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
				(Note 6)				(Note 6)
Sales	328,800	150,700		—	479,500	—		—	479,500

Cost of sales	(120,955)	(48,300)		—	(169,255)	—		—	(169,255)
Depreciation, amortization and depletion	(24,104)	(17,100)	(a)(vii)	(48,400)	(89,604)	—		—	(89,604)
Accretion of asset retirement obligation	(707)	—		—	(707)	—		—	(707)

Mine operating earnings	183,034	85,300		(48,400)	219,934	—		—	219,934
Corporate administration	(18,909)	(9,100)		—	(28,009)	(1,445)		—	(29,454)
Property maintenance and exploration	—	(15,400)		—	(15,400)	(1,268)		—	(16,668)
Professional and consulting	—	—		—	—	(866)		—	(866)
Other	—	1,500		—	1,500	—		—	1,500
Foreign exchange (loss) gain	(6,693)	—		—	(6,693)	6,946		—	253
Loss on impairment of mineral properties	(1,821)	—		—	(1,821)	—		—	(1,821)
Non-production costs during business interruption	(10,465)	—		—	(10,465)	—		—	(10,465)
Arrangement transaction costs	—	—		—	—	(325)		—	(325)
Stock-based compensation	(561)	—		—	(561)	(1,074)		—	(1,635)

Operating earnings (loss)	144,585	62,300		(48,400)	158,485	1,968		—	160,453
Investment and other business income	5,016	4,900		—	9,916	5,311		—	15,227
Equity earnings of Minera Alumbrera Ltd.	—	—		—	—	27,208	(b)(vii)	(13,300)	13,908
Interest expense	(6,025)	—	(a)(viii)	(26,250)	(32,275)	—		—	(32,275)
Gain on sale of assets	—	600		—	600	—		—	600
Unrealized loss on derivatives	(28,700)	—		—	(28,700)	—		—	(28,700)

Earnings before income tax expense	114,876	67,800		(74,650)	108,026	34,487		(13,300)	129,213
Income tax expense	(34,690)	(24,400)	(d)(iii)	26,000	(33,090)	(593)	(d)(iii)	4,000	(29,683)

Net earnings	80,186	43,400		(48,650)	74,936	33,894		(9,300)	99,530

Earnings per share (Note 7)
Basic	0.23				0.13				0.15
Diluted	0.22				0.13				0.14

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2006
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Pro forma Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$ (Schedule 1)	$		$ (Note 6)	$	$		$ (Note 6)	$
Sales	178,692	240,000		—	418,692	—		—	418,692

Cost of sales	(106,130)	(76,100)		—	(182,230)	—		—	(182,230)
Depreciation, amortization and depletion	(37,320)	(28,100)	(a)(vii)	(97,000)	(162,420)	—		—	(162,420)
Accretion of asset retirement obligation	(636)	—		—	(636)	—		—	(636)

Mine operating earnings	34,606	135,800		(97,000)	73,406	—		—	73,406
Corporate administration	(28,606)	(22,700)		—	(51,306)	(2,777)		—	(54,083)
Take-over bid expenses	(4,054)	—		—	(4,054)	—		—	(4,054)
Property maintenance and exploration	—	(26,600)		—	(26,600)	(1,825)		—	(28,425)
Professional and consulting	—	—		—	—	(2,087)		—	(2,087)
Foreign exchange gain	5,216	—		—	5,216	122		—	5,338
Loss on impairment of mineral properties	(3,675)	(4,600)		—	(8,275)	—		—	(8,275)
Stock-based compensation	(45,042)	—		—	(45,042)	(5,165)		—	(50,207)

Operating (loss) earnings	(41,555)	81,900		(97,000)	(56,655)	(11,732)		—	(68,387)
Investment and other business income	7,423	12,300		—	19,723	7,846		—	27,569
Equity earnings of Minera Alumbrera Ltd.	—	—		—	—	93,167	(b)(vii)	(30,500)	62,667
Interest expense	(28,935)	—	(a)(viii)	(52,500)	(81,435)	—		—	(81,435)
Unrealized loss on derivatives	(35,773)	—		—	(35,773)	—		—	(35,773)
Loss arising from assets sold	(2,186)	—		—	(2,186)	—		—	(2,186)
Write-off of other receivables and other business loss	(12,299)	—		—	(12,299)	(500)		—	(12,799)

(Loss) earnings before income taxes	(113,325)	94,200		(149,500)	(168,625)	88,781		(30,500)	(110,344)
Income tax recovery (expense)	25,941	(45,600)	(d)(iii)	52,375	32,716	(2,000)	(d)(iii)	9,200	39,916

Net (loss) earnings	(87,384)	48,600		(97,125)	(135,909)	86,781		(21,300)	(70,428)

(Loss) earnings per share (Note 7)
Basic and diluted	(0.26)				(0.24)				(0.11)

YAMANA GOLD INC.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.     BASIS OF PRESENTATION

  The unaudited pro forma consolidated financial statements have been prepared in connection with the proposed acquisitions of Meridian Gold Inc. ("Meridian") and Northern Orion Resources Inc. ("Northern Orion") by Yamana Gold Inc. ("Yamana"). The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the proposed transactions and recent acquisitions completed by Yamana pursuant to the assumptions described in Note 6 to these pro forma consolidated financial statements. The unaudited pro forma consolidated balance sheet as at June 30, 2007 gives effect to the proposed transactions by Yamana as if they had occurred as of June 30, 2007. The unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2007 and for the year ended December 31, 2006 give effect to the proposed transactions and recent acquisitions completed by Yamana as if they were completed on January 1, 2006.

  The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the proposed transaction had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The pro forma consolidated financial statements do not reflect any special items such as payments pursuant to change of control provisions or integration costs or operating synergies that may be incurred as a result of the acquisitions.

  The pro forma adjustments and allocations of the purchase price for Northern Orion and Meridian are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price allocations will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisitions. In addition, the allocations of the purchase price for recently completed acquisitions by Yamana are based in part on preliminary estimates of the fair values of the respective assets acquired and liabilities assumed and are open for subsequent adjustment based on valuations to be completed at a later date. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities in these unaudited pro forma consolidated financial statements.

  In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations, the following historical information, that was prepared in accordance with Canadian GAAP, was used:

  (a)
  the unaudited consolidated balance sheet of Yamana as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (b)
  the unaudited consolidated balance sheet of Northern Orion as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (c)
  the unaudited consolidated balance sheet of Meridian as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (d)
  the audited consolidated financial statements of Yamana for the year ended December 31, 2006;

  (e)
  the audited consolidated financial statements of Northern Orion for the year ended December 31, 2006;

  (f)
  the audited consolidated financial statements of Meridian for the year ended December 31, 2006;

  (g)
  the unaudited consolidated statement of operations of Desert Sun Mining Corporation ("DSM") for the period from January 1, 2006 to March 31, 2006; and

  (h)
  the unaudited consolidated statement of operations of Viceroy Exploration Ltd. ("Viceroy") for the period from January 1, 2006 to September 30, 2006.

  The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations should be read in conjunction with the June 30, 2007 unaudited interim consolidated financial statements and the December 31, 2006 audited consolidated financial statements including the notes thereto, as listed above.

  The accounting policies used in preparing the pro forma financial statements are set out in Yamana's consolidated financial statements for the year ended December 31, 2006. While management believes that accounting policies of Northern Orion and recently acquired entities are consistent in all material respects, accounting policy differences may be identified upon consummation of the proposed acquisition. Management has not had the opportunity to assess the impact, if any, of Meridian accounting policy differences with those of Yamana. Accounting policy differences may be identified upon consummation of the proposed acquisition.

2.     CONVERSION OF HISTORICAL FINANCIAL STATEMENTS TO U.S. DOLLARS

  The unaudited pro forma consolidated financial statements are presented in U.S. dollars and, accordingly, Viceroy's unaudited statement of operations for the nine months ended September 30, 2006 and for the period from October 1, 2006 to October 13, 2006, and DSM's unaudited statement of operations for the three months ended March 31, 2006 were converted from Canadian dollars to U.S. dollars using the average exchange rate for each period.

  The exchange rates used for conversion to U.S. dollars from Canadian dollars are as follows:

$
As at September 21, 2007	1.0090
As at June 27, 2007	1.0705
Average for the nine months ended September 30, 2006	1.1327
Average for the period from October 1, 2006 to October 13, 2006	1.1277
Average for the three months ended March 31, 2006	1.1546

3.     ACQUISITION OF MERIDIAN

  On June 27, 2007, Yamana announced a proposal to acquire all the outstanding common shares of Meridian. Yamana formally commenced the offer on July 19, 2007 (the "Original Offer"). Under the Original Offer, the shareholders of Meridian were to receive 2.235 Yamana shares plus $2.94 (Cdn$3.15) in cash. Based on a volume adjusted share price of $11.39 (Cdn$12.19), determined with reference to the share price of Yamana common shares for the two days prior to, the day of, and the two days subsequent to the date of announcement, the purchase price equated to total consideration of $28.40 (Cdn$30.39) per share. On August 13, 2007, Yamana announced an amended offer (the "Second Offer") to acquire all the outstanding shares of Meridian. Under the Second Offer the shareholders of Meridian were to receive 2.235 Yamana shares plus $3.80 (Cdn$4.00) in cash. Based on a volume adjusted share price of $11.08 (Cdn$11.67) determined with reference to the share price of Yamana common shares for the three day period ended August 9, 2007, the purchase price equated to total consideration of $28.56 (Cdn$30.08) per share. On September 20, 2007, Yamana announced a further amendment to the Offer (the "Third Offer") whereby the shareholders of Meridian were to receive 2.235 Yamana shares plus $6.32 (Cdn$6.50) in cash. Based on a volume adjusted share price of $12.016 (Cdn$12.37) determined with reference to the share price of Yamana common shares for the three day period ended September 18, 2007, the purchase price equated to total consideration of $33.17 (Cdn$34.14) per share. On September 24, 2007, Yamana announced a further amendment to the Offer (the "Fourth Offer") whereby the cash component of the Offer was increased to $6.94 (Cdn$7.00). Based on a volume adjusted share price of $12.513 (Cdn$12.63) determined with reference to the share price of Yamana common shares for the three day period ended September 21, 2007, the purchase price now equates to total consideration of $34.90 (Cdn$35.22) per share. As at June 30, 2007, there were 101,203,037 common shares of Meridian outstanding.

  The business combination, if completed, will be accounted for as a purchase transaction with Yamana as the acquirer of Meridian. Yamana is making an offer to acquire or substitute any options outstanding to acquire common shares of Meridian ("Meridian options"). For purposes of these pro forma financial statements it has been assumed that all Meridian options are exercised prior to the closing date and that Yamana will acquire the Meridian shares issued pursuant to the exercise of the Meridian options under the Offer.

  The Company expects the accounting for the acquisition to result in a significant amount of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. Generally accepted accounting principles in Canada and the U.S. require that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually. There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves ("VBPP"), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances. We understand the industry is also evaluating other methodologies for allocating goodwill. The method of allocating goodwill will likely have an impact on the amount and timing of any future goodwill impairment, if any. Yamana has not completed its determination of the combined company's reporting units nor its method of allocating goodwill to those reporting units. The ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

  The allocation of the purchase price is based upon management's preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed below in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown below) is completed. Consequently, the actual allocation of the purchase price will likely result in different adjustments than those in the unaudited pro forma consolidated statements of operations. Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense.

  The fair value of the net assets of Meridian to be acquired pursuant to the Fourth Offer will ultimately be determined after the closing of the transaction. The Company will complete a full and detailed valuation of the Meridian assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Meridian shares (226,188,788 Yamana common shares)	2,830,318
Yamana shares issuable on exercise of Meridian options (1,768,741 Yamana common shares)	22,132
Cash consideration (including cash of $5,490 payable due to exercise of Meridian options)	707,607
Estimated transaction costs	20,000

Purchase consideration	3,580,057

  The purchase price was allocated as follows:

	$	$
Net working capital acquired (including cash of $102.1 million)		213,891
Mineral property, plant and equipment
Producing	1,635,385
Non-producing	619,485	2,254,870

Other long-term assets		31,000
Long-term liabilities		(101,000)
Future income tax liability		(708,469)
Non-controlling interest		(15,300)

Net identifiable assets		1,674,992
Excess of purchase price allocated to goodwill		1,905,065

		3,580,057

  For information purposes only, using a reference date of June 27, 2007, the date of the original announcement, Yamana's share price was $12.15 (Cdn$13.02) per share, which equated to total consideration of $30.09 (Cdn$32.25) per Meridian common share.

4.     ACQUISITION OF NORTHERN ORION

  Also on June 27, 2007, Yamana announced that it had entered into a business combination arrangement to acquire all the outstanding common shares of Northern Orion. Under the proposed transaction, the shareholders of Northern Orion will receive 0.543 of a Yamana common share for each Northern Orion common share outstanding. As at June 30, 2007, there were 154,087,161 common shares of Northern Orion outstanding. The volume adjusted share price of Yamana common shares for the period of two days prior to the day of the announcement, the day of the announcement, and the two days after the date of the announcement was $11.39 (Cdn$12.19).

  The business combination, if completed, will be accounted for as a purchase transaction, with Yamana as the acquirer of Northern Orion. Yamana will also exchange all outstanding options and share purchase warrants of Northern Orion for similar securities of Yamana which, for purposes of these pro forma consolidated financial statements, have been assumed to be at an exchange ratio of 0.543 and at a price equivalent to the original price divided by 0.543. The fair value of the net assets of Northern Orion to be acquired will ultimately be determined at the closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  Yamana has estimated the fair value of Northern Orion's interest in Minera Alumbrera Ltd. at $340,000 and the fair value of Northern Orion's non-producing properties at $432,000. The remainder of the purchase price over the carrying value of the assets acquired and liabilities assumed of $421,955 has been assigned as goodwill.

  The Company expects the accounting for the acquisition to result in a significant amount of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. Generally accepted accounting principles in Canada and the U.S. require that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually. There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves ("VBPP"), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances. We understand the industry is also evaluating other methodologies for allocating goodwill. The method of allocating goodwill will likely have an impact on the amount and timing of any future goodwill impairment, if any. Yamana has not completed its determination of the combined company's reporting units nor its method of allocating goodwill to those reporting units. The ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

  The allocation of the purchase price is based upon management's preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown above) is completed. Consequently, the actual allocation of the purchase price may result in different adjustments than those in the unaudited pro forma consolidated statement of operations. Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Northern Orion shares (83,669,328 Yamana common shares)	952,688
Fair value of options and warrants acquired	242,918
Estimated transaction costs	17,000

Purchase consideration	1,212,606

  The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $237.2 million)	237,984
Property plant and equipment, net	223
Mineral properties and other assets	432,186
Equity investment in Minera Alumbrera Ltd.	340,478
Long-term liabilities	(15,231)
Future income tax liability	(204,989)

Net identifiable assets	790,651
Excess of purchase price allocated to goodwill	421,955

1,212,606

  For information purposes only, using a reference date of June 27, 2007, the date of the original announcement, Yamana's share price was $12.15 (Cdn$13.02) per share which equates to total consideration of $6.60 (Cdn$7.07) per Northern Orion common share.

5.     RECENT ACQUISITION OF DSM AND VICEROY BY YAMANA

  (a)
  Acquisition of DSM

    On April 5, 2006, Yamana completed the acquisition of DSM which owns the Jacobina gold mine in the Bahia state of Brazil. Total consideration paid was approximately $632 million comprised of approximately 63.9 million common shares, transaction costs and substitution of issued options and share purchase warrants. Yamana exchanged all outstanding shares, options and share purchase warrants of DSM for similar securities of Yamana at an exchange ratio of 0.6 of a Yamana common share for 1 DSM common share or equivalent.

    Yamana has consolidated the results of operations from the Jacobina mine from the date of acquisition.

    The purchase price was calculated as follows:

$
Common shares issued to acquired 100% of DSM (63,746,381 Yamana common shares)	534,852
Fair value of options and warrants issued	92,658
Transaction costs	3,094
Shares issued for employee severance (174,068 common shares)	1,361

Purchase consideration	631,965

    The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $18.1 million)	26,944
Property plant and equipment, net	37,792
Mineral properties and other assets	665,867
Other assets	3,548
Silicosis liability	(17,154)
Long-term liabilities	(6,954)
Future income tax liability	(133,078)

Net identifiable assets	576,965
Residual purchase price allocated to goodwill	55,000

631,965

    As a result of this acquisition, the unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 have been adjusted to include operations of DSM for the three month period ended March 31, 2006.

  (b)
  Acquisition of Viceroy

    On October 14, 2006, the Company acquired approximately 95% of the outstanding common shares of Viceroy. The Company offered Viceroy shareholders 0.97 of a Yamana common share for each Viceroy common share. Subsequently, the Company commenced and completed the compulsory acquisition of the remaining Viceroy common shares not already owned at the same ratio of 0.97 of a Yamana common share for each Viceroy common share. Yamana exchanged all outstanding shares, options and share purchase warrants of Viceroy for similar securities of Yamana at an exchange ratio of 0.97 of a Yamana common share for 1 Viceroy common share or equivalent. Total consideration paid was approximately $549.1 million. Yamana has consolidated the results of operations from October 13, 2006.

    The business combination was accounted for as a purchase transaction with Yamana as acquirer of Viceroy. The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Viceroy shares (52,542,397 Yamana common shares)	509,842
Fair value of options and warrants issued	35,230
Estimated transaction costs	4,075

Purchase consideration	549,147

    The purchase price was allocated as follows:

$
Net working capital acquired	53,881
Property plant and equipment, net	1,666
Mineral properties	661,094
Other assets	2,794
Future income tax liability	(170,288)

549,147

6.     EFFECT OF TRANSACTIONS ON THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The pro forma consolidated financial statements incorporate the following pro forma assumptions:

  (a)
  Meridian assumptions

  (i)
  The assumption that Yamana acquires 100% of the outstanding common shares of Meridian as a result of the Fourth Offer. As per Note 3, this gives rise to an increase to fair value of assets and related future income tax liabilities as follows:

$
Mineral property, plant and equipment	1,956,770
Goodwill	1,905,065
Future income tax liabilities	(684,869)

3,176,966
Book value of assets	403,091

Total purchase consideration	3,580,057

    (ii)
    The assumption that all of the stock options of Meridian that were outstanding are exercised and converted into Meridian common shares for proceeds of $11,491, which are acquired by Yamana pursuant to the Fourth Offer;

    (iii)
    The pro forma consolidated financial statements include information from the financial statements of Meridian as at June 30, 2007 and for the six month period ended June 30, 2007 and the year ended December 31, 2006. It has been assumed that asset classifications are consistent with those used by Yamana in their presentation and that Meridian's accounting policies conform to those of Yamana;

    (iv)
    These pro forma adjustments eliminate the historical equity accounts of Meridian;

    (v)
    This pro forma adjustment reflects the issuance of 228.0 million shares of Yamana for $2,852,450 in connection with the Fourth Offer. This includes the shares issuable in connection with the assumed exercise of Meridian stock options;

    (vi)
    This assumption provides for the recording of Yamana's expenses of the transaction totaling $20 million;

    (vii)
    This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense (six months to June 30, 2007 — $48,400; year ended December 31, 2006 — $97,000) associated with the preliminary fair value adjustment of approximately $1.4 billion allocated to mineral property, plant and equipment. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, value beyond proven and probable reserves (referred to in this document as VBPP) and intangible assets after a full review has been completed. The concept of VBPP is described in Financial Accounting Standards Board Emerging Issue Task Force Issue No. 04-3 ("EITF 04-3") and has been interpreted differently by mining companies. Our preliminary adjustment to plant, equipment and development costs, as discussed below, includes VBPP attributable to mineralized material that Yamana believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metals. Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. Our preliminary adjustments to mineral property, plant, equipment and development costs do not include adjustments attributable to inferred mineral resources or exploration potential referred to in the EITF 04-3 Working Group Report No. 1. We intend to allocate a portion of the purchase price to all VBPP, including inferred mineral resources and exploration potential, in accordance with EITF 04-3 after performing a more thorough analysis to determine the fair value of these assets.

    The preliminary allocation of $1.4 billion to mineral property, plant, equipment and development costs is primarily based on a fair value assessment of estimated cash flows. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, mill and leach stockpiles, product inventories, VBPP and intangible assets after a full review has been completed.

    For the purpose of preparing the unaudited pro forma consolidated statements of operations, Yamana assumed an average estimated remaining useful life of 16 years for the El Penon Mine and 7 years for the Minera Florida Mine, which was based on an analysis of publicly available information. A one-year change in the estimated useful life would have an approximate $6 million impact on the pro forma depreciation, depletion and amortization expense on an annual basis. Additionally, for each $100 million that the final fair value of property, plant, equipment and development costs differs from the pro forma fair value, related depreciation, depletion and amortization expense would increase or decrease by approximately $7 million annually, assuming a weighted average 15-year life; and

    (viii)
    It has been assumed that Yamana drew down $700 million from existing credit facilities to finance $700 million of the total cash component of the acquisition of Meridian. The remaining $7.6 million will be financed from existing cash resources. Interest expense has been recorded in the amount of $26.3 million and $52.5 million during the six month period ended June 30, 2007 and the year ended December 31, 2006 respectively. Interest expense has been provided at 7.5%, which approximates the current rate under the facility and amortization of debt issue costs. A 1/8% change to the effective interest rate would change the interest expense by $875.

  (b)
  Northern Orion assumptions

  (i)
  The assumption that Yamana acquires 100% of the outstanding common shares of Northern Orion as a result of the transaction. As per Note 4 this gives rise to an increase to fair value of assets and related future income tax liabilities as follows:
$
Mineral properties	309,654
Investment in Minera Alumbrera Ltd. ("Alumbrera")	240,000
Goodwill	421,955
Future income tax liabilities	(181,386)

790,223
Book value of assets	422,383

Total purchase consideration	1,212,606

    (ii)
    These pro forma adjustments eliminate the historical equity accounts of Northern Orion;

    (iii)
    This pro forma adjustment reflects the issuance of 83.7 million shares of Yamana for $952,688 in connection with the Offer;

    (iv)
    The assumption that, as at June 27, 2007, 12,567,500 stock options and 56,571,850 share purchase warrants of Northern Orion were outstanding and were exchanged for 6,824,153 stock options and 30,718,515 share purchase warrants of Yamana with fair values of $35,403 and $207,515, respectively. We have assumed that all options vest immediately upon completion of the transaction;

    (v)
    The cash component of the Northern Orion acquisition is approximately $200 (Cdn$0.001 per common share of Northern Orion) and has not been reflected in these pro forma financial statements;

    (vi)
    This assumption provides for the recording of Yamana's expenses of the transaction totaling $17 million; and

    (vii)
    This pro forma adjustment represents the estimated increase to amortization expense (six months to June 30, 2007 — $13,300; year ended December 31, 2006 — $30,500) associated with the preliminary fair value adjustment of approximately $240 million allocated to Alumbrera, resulting in a reduction to reported equity income. Fair value increases to non producing properties do not give rise to any pro forma earnings adjustment. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of Alumbrera, depreciable tangible assets, proven and probable reserves, reserves related to current development projects, value beyond proven and probable reserves and intangible assets after a full review has been completed. The concept of VBPP is described in Financial Accounting Standards Board Emerging Issue Task Force Issue No. 04-3 ("EITF 04-3") and has been interpreted differently by mining companies. Our preliminary adjustment to plant, equipment and development costs, as discussed below, includes VBPP attributable to mineralized material that Yamana believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metals. Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. Our preliminary adjustments to property, plant, equipment and development costs do not include adjustments attributable to inferred mineral resources or exploration potential referred to in the EITF 04-3 Working Group Report No. 1. We intend to allocate a portion of the purchase price to all VBPP, including inferred mineral resources and exploration potential, in accordance with EITF 04-3 after performing a more thorough analysis to determine the fair value of these assets.

    The preliminary allocation of $240 million to Alumbrera is primarily based on a fair value assessment of estimated cash flows. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values after a full review has been completed.

    For the purpose of preparing the unaudited pro forma condensed combined statements of operations, Yamana assumed an estimated remaining useful life of 10 years for the Alumbrera Mine, which was based on an analysis of publicly available information. A one-year change in the estimated useful life would have an approximate $20 million impact on the pro forma equity accounted earnings on an annual basis. Additionally, for each $100 million that the final fair value of Alumbrera costs differs from the pro forma fair value, related equity accounted earnings would increase or decrease by approximately $10 million annually, assuming a 10-year life.

  (c)
  Viceroy and DSM assumptions

  (i)
  Including operating expenses for Viceroy for the period from October 1 to October 13, 2006;

  (ii)
  Depreciation, amortization and depletion expense

    It is assumed that the addition to mineral properties related to the excess of the purchase price over the assets acquired of DSM would be amortized on a unit-of-production basis over the proven, probable and possible reserves. In relation to DSM, the additional amortization for year ended December 31, 2006 would be $2,371; and

    (iii)
    Tax effect

    The tax effect of the additional mineral property amortization of DSM above for the year ended December 31, 2006 would be a pro forma recovery of $806.

  (d)
  Other assumptions

  (i)
  Transaction costs of Meridian, estimated to be in the amount of $80 million, have been given effect to in these pro forma financial statements;

  (ii)
  Transaction costs of Northern Orion, estimated to be in the amount of $20 million, have been given effect to in these pro forma financial statements; and

  (iii)
  The pro forma balance sheet reflects adjustments for future income taxes based on temporary differences between assigned values of assets and liabilities acquired and of estimated tax basis (Meridian — $684,869 and Northern Orion — $181,386). Adjustments to the pro forma statements of operations have an associated tax effect when it is appropriate. All tax effects have been calculated with reference to the statutory rate in effect during the current periods for which a statement of operations is provided.

7.     YAMANA SHARES OUTSTANDING AND LOSS PER SHARE

  The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	June 30, 2007	December 31, 2006
Basic
Weighted average shares outstanding for the period	353,611,000	276,617,000
Issued to acquire Viceroy	—	41,742,000
Issued to acquire DSM	—	16,822,000

Weighted average pro forma shares of Yamana	353,611,000	335,181,000
Issued to acquire Meridian	227,957,530	227,911,395

	581,568,530	563,092,395
Issued to acquire Northern Orion	83,669,330	83,669,330

Pro forma basic weighted average shares of Yamana	665,237,860	646,761,725

	June 30, 2007	December 31, 2006
Diluted
Weighted average pro forma shares of Yamana	353,611,000	335,181,000
Issued to acquire Meridian	227,957,530	227,911,395
Dilutive effect of Yamana options and warrants	13,297,000	11,967,500

	594,865,530	575,059,895
Issued to acquire Northern Orion	83,669,330	83,669,330
Dilutive effect of Northern Orion options and warrants	18,414,423	18,414,423

Pro forma diluted weighted average shares of Yamana	696,949,283	677,143,648

8.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES OF AMERICA

  These pro forma consolidated financial statements have been prepared in accordance with Canadian GAAP. The pro forma financial statements prepared in accordance with US GAAP as at December 31, 2006 and for the year then ended are summarized as follows:

  Pro forma consolidated balance sheet in accordance with US GAAP

	Yamana Gold Inc.	Meridian Gold Inc.	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
	$	$	$	$	$
	(As reported)	(As reported)	(As reported)
Assets
Current assets
Cash and cash equivalents	69,680	92,800	178,956	(96,116)	245,320
Short term investments	—	84,000	—	—	84,000
Restricted cash	—	13,800	—	—	13,800
Accounts receivable, advances and deposits	30,280	6,200	144	—	36,624
Inventory	51,216	7,000	—	—	58,216
Other current assets	2,248	16,200	1,460	—	19,908

	153,424	220,000	180,560	(96,116)	457,868
Assets under construction	224,650	—	—	—	224,650
Mineral properties and property, plant and equipment	1,583,490	276,100	34,037	2,432,661	4,326,288
Other assets	122,641	31,900	360	—	154,901
Goodwill	55,000	—	—	2,476,969	2,531,969
Equity investment in Minera Alumbrera Ltd.	—	—	128,914	211,564	340,478

	2,139,205	528,000	343,871	5,025,078	8,036,154

Liabilities
Current liabilities	100,461	45,500	3,106	37,000	186,067
Long-term liabilities
Asset retirement obligations	18,720	—	1,155	—	19,875
Future income tax liabilities	325,450	17,600	—	912,406	1,255,456
Long-term liabilities	17,049	104,000	—	700,000	821,049
Royalty and net proceeds interest payable	—	—	12,826	—	12,826

	461,680	167,100	17,087	1,649,406	2,295,273

Non-controlling interest	—	15,300	—	—	15,300

Shareholders' equity
Capital stock
Common stock	1,619,850	402,000	288,682	3,114,456	5,424,988
Shares to be issued	42,492	—	—	—	42,492
Warrants	—	—	11,926	195,589	207,515
Additional paid-in capital including contributed surplus	129,215	7,000	12,434	15,969	164,618
Accumulated other comprehensive income	(4,632)	53,500	2,029	(55,529)	(4,632)
(Deficit) surplus	(109,400)	(116,900)	11,713	105,187	(109,400)

	1,677,525	345,600	326,784	3,375,672	5,725,581

	2,139,205	528,000	343,871	5,025,078	8,036,154

  Pro forma results of operations for the year ended December 31, 2006 in accordance with US GAAP

$
Net (loss) income as reported under US GAAP as per 2006 consolidated financial statements
Yamana net loss	(88,072)
Meridian net income	49,200
Northern Orion net income	73,171
DSM net loss for the three months ended March 31, 2006 in accordance with US GAAP	(12,993)
Viceroy net loss from January 1, 2006 to October 13, 2006 in accordance with US GAAP	(27,894)
Interest expense on credit facilities (Note 6 (a)(viii))	(52,500)
Additional depletion expense on mineral properties, and property, plant and equipment	(97,000)
Additional amortization expense on equity investment in Minera Alumbrera Ltd.	(30,500)
Income tax impact of the above adjustments	63,083

Pro forma net loss — US GAAP	(123,505)

Other comprehensive loss
Unrealized loss on available-for-sale securities	(3,907)
Future employee benefits	(1,000)
Foreign currency translation adjustments	(100)

Pro forma comprehensive loss	(128,512)

Loss per share — basic	(0.19)
Comprehensive loss per share — basic	(0.20)

  The pro forma financial information can be reconciled as follows:

As at December 31, 2006
$
Total pro forma assets
Under Canadian GAAP	8,078,105
Exploration costs capitalized for Canadian GAAP	(40,630)
Unrealized loss on investments	(4,526)
Additional depletion charges	(7,404)
Future income taxes	10,609

Under US GAAP	8,036,154

Total pro forma liabilities
Under Canadian GAAP	2,298,195
Future income taxes	(2,922)

Under US GAAP	2,295,273

Pro forma non-controlling interest under Canadian and US GAAP	15,300

Total pro forma shareholders' equity
Under Canadian GAAP	5,764,610
Adjustments to mineral property costs	(34,503)
Net unrealized loss on investment	(4,526)

Under US GAAP	5,725,581

Year ended December 31, 2006
$
Loss on a pro forma basis under Canadian GAAP	(70,428)
Write-off of deferred mineral property costs	(57,212)
Adjustment for depreciation, amortization and depletion	(5,882)
Pre-operating costs	1,478
Other	(70)
Tax effect of reconciling items	8,609

Net loss on a pro forma basis under US GAAP	(123,505)

  If the transaction with Northern Orion is not completed, the pro forma net loss in accordance with US GAAP would be approximately $175,376.

  Significant differences between Canadian GAAP pro forma information and US GAAP pro forma information reflect the undernoted.

  (i)
  Mineral properties — exploration costs and depletion

    Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Capitalized costs under Canadian GAAP are amortized on a unit-of-production basis based on proven, probable and possible reserves.

    Under US GAAP, exploration costs must be expensed as incurred unless the resource properties have proven and probable reserves at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit-of-production basis based on proven and probable reserves. An additional depletion and exploration expense is required to be recognized under US GAAP.

  (ii)
  Pre-operating costs

    US GAAP requires pre-operating costs to be expensed as incurred. Canadian GAAP allows pre-operating costs to be capitalized until commercial production is established.

  (iii)
  Investments

    Under US GAAP, items such as unrealized gains and losses on investments classified as available for sale are required to be shown separately in the derivation of comprehensive income. Under US GAAP, investments classified as available for sale are carried at the quoted market values. Under Canadian GAAP, gains and losses on marketable equity securities are noted in the footnotes and recognized in the statement of operations only when the investment is sold.

  (iv)
  Comprehensive loss

    In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). Under SFAS No. 115, management determines the appropriate classification of investments in debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Under SFAS No. 115, equity securities and long-term investments are classified as available-for-sale securities and accordingly, the Company is required to include the net unrealized holding gain or loss on these securities in other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements.

  (v)
  Pension costs

    In September 2006, the FASB issued FAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires the recognition in the Company's financial statements the funding status of a benefit plan and that the plan assets and benefit obligations be measured as of the date of the employer's fiscal year-end statement of financial position. Under FAS 158 the Company is required to recognize unamortized actuarial gains and losses, prior service cost and remaining transitional amounts not recognized under Canadian GAAP, with the offset to comprehensive income.

  Management has not provided a reconciliation to US GAAP for the financial position at June 30, 2007 and the results of operations for the six month period ended June 30, 2007. The information required to complete the reconciliation is not available. In the opinion of management, the material variation in accounting principles, practices and methods at June 30, 2007 and for the six month period then ended would be consistent with those disclosed with respect to December 31, 2006. In addition, Yamana, Northern Orion and Meridian were required to adopt FIN No. 48, Accounting for Uncertainty in Tax Positions, an Interpretation of FASB Statement No. 109, with effect from January 1, 2007. Management cannot determine if adoption of FIN No. 48 will give rise to a significant or material Canadian-United States GAAP difference due to limited access to information as at the time of preparation of these pro forma financial statements.

9.     SUPPLEMENTARY INFORMATION

  (a)
  Book value per share(1)

	Yamana and Meridian		Yamana, Meridian and Northern Orion
In accordance with:	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
	$	$	$	$
Canadian GAAP	4.53	N/A	5.09	N/A
US GAAP	N/A	4.31	N/A	4.87

    (1)
    Calculated based on common shares outstanding at the respective dates. Book value is determined by deducting total liabilities from total tangible assets.

  (b)
  Ratio of earnings to fixed charges

	Yamana and Meridian		Yamana, Meridian and Northern Orion
In accordance with:	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
Canadian GAAP
Ratio	4.82	—	5.57	—
Deficiency	—	($173,781)	—	($115,500)
US GAAP
Ratio	N/A	—	N/A	—
Deficiency	N/A	($220,759)	N/A	($180,088)

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC.

Adjusted for recent acquisitions
Year ended December 31, 2006
(Unaudited)
(Expressed in thousands of U.S. dollars)

Schedule 1

	Yamana Gold Inc.	Desert Sun Mining Corp.	Viceroy Exploration Ltd.	Pro forma adjustments	Pro forma Yamana Gold Inc.
	$	$	$	$	$
		(3 months) (Schedule 2)	(9 months) (Schedule 3)	(Note 6 (c))
Sales	169,206	9,486	—	—	178,692

Cost of sales	(100,004)	(6,126)	—	—	(106,130)
Depreciation, amortization and depletion	(33,510)	(1,403)	(30)	(2,377)	(37,320)
Accretion of asset retirement obligation	(636)	—	—	—	(636)

Mine operating earnings (loss)	35,056	1,957	(30)	(2,377)	34,606
Corporate administration	(24,350)	(1,995)	(1,693)	(568)	(28,606)
Take-over bid expenses	—	—	(1,230)	(2,824)	(4,054)
Foreign exchange gain (loss)	343	4,884	(20)	9	5,216
Loss on impairment of mineral properties	(3,675)	—	—	—	(3,675)
Stock-based compensation	(41,099)	(1,542)	(2,401)	—	(45,042)

Operating (loss) earnings	(33,725)	3,304	(5,374)	(5,760)	(41,555)
Investment and other business income	5,328	245	1,638	212	7,423
Interest expense	(28,846)	(89)	—	—	(28,935)
Unrealized loss on commodity contracts	(35,773)	—	—	—	(35,773)
Loss arising from assets sold	(2,186)	—	—	—	(2,186)
Write-off of other receivables and other business loss	—	(12,299)	—	—	(12,299)

Loss before income taxes	(95,202)	(8,839)	(3,736)	(5,548)	(113,325)
Income tax recovery	25,039	96	—	806	25,941

Net loss	(70,163)	(8,743)	(3,736)	(4,742)	(87,384)

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP.

Three month period ended March 31, 2006
(Expressed in thousands of dollars)

Schedule 2

	As reported Cdn$	US$
		(Note 2)
Sales	10,953	9,486

Cost of sales	(7,074)	(6,126)
Depreciation, amortization and depletion	(1,620)	(1,403)

Mine operating earnings	2,259	1,957
Corporate administration	(2,304)	(1,995)
Foreign exchange gain	5,639	4,884
Stock-based compensation	(1,780)	(1,542)

Operating earnings	3,814	3,304

Investment and other business income	283	245
Interest expense	(103)	(89)
Write-off of other receivables and other business loss	(14,201)	(12,299)

Loss before income taxes	(10,207)	(8,839)
Income tax recovery	111	96

Net loss	(10,096)	(8,743)

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD.

Nine month period ended September 30, 2006
(Unaudited)
(Expressed in thousands of dollars)

Schedule 3

	As reported Cdn$	US$
		(Note 2)
Depreciation, amortization and depletion	(33)	(30)

Corporate administration	(1,918)	(1,693)
Take-over bid expenses	(1,394)	(1,230)
Foreign exchange loss	(23)	(20)
Stock-based compensation	(2,720)	(2,401)

Operating loss	(6,088)	(5,374)
Investment and other business income	1,856	1,638

Net loss for the period	(4,232)	(3,736)

SCHEDULE "B"

SUMMARY TERM SHEET

        The following are some of the questions that you, as a Shareholder of Meridian, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, as amended. Therefore, we urge you to carefully read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, as amended, to making any decision regarding whether or not to tender your Shares. We have included cross-references in this summary term sheet to other sections of the Offer and Circular, as amended, where you will find more complete descriptions of the topics mentioned in this summary term sheet. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Definitions.

WHAT IS THE OFFER?

        Yamana Gold Inc. is offering to purchase all the outstanding Shares of Meridian on the basis of 2.235 Yamana Common Shares and Cdn$7.00 in cash for each Share.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder that is not an Eligible UK Shareholder.

        See "The Offer" in Section 1 of the Offer.

WHO IS OFFERING TO PURCHASE MY SHARES?

        Our name is Yamana Gold Inc. We are a corporation organized under the laws of Canada. We are an intermediate gold producer engaged in the acquisition, exploration, development and operation of precious metal and copper mining properties, with significant gold production, a growth pipeline consisting of several development stage gold properties, exploration properties and land positions in Brazil, Argentina, Honduras and elsewhere in Central America. Our management plans to continue to build on this base through the advancement of its development and exploration properties and by selectively targeting other gold consolidation opportunities in the Americas.

        See "The Offeror" in Section 1 of the Circular.

WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?

        We are offering to purchase all the outstanding common shares of Meridian and the associated rights under Meridian's shareholder rights plan. This includes Shares that may become outstanding after the date of this Offer, but before the expiration of the Offer, upon exercise of stock options of Meridian that are exercisable for Shares.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder that is not an Eligible UK Shareholder.

        See "The Offer" in Section 1 of the Offer.

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE AND WHAT IS THE FORM OF PAYMENT?

        We are offering to purchase all of the outstanding Shares on the basis of 2.235 Yamana Common Shares and Cdn$7.00 in cash for each Share. The Offer Consideration represents a premium of approximately 37.7% over the closing price of the Shares on the TSX on June 27, 2007 (the date of the announcement of our intention to make the Offer). The Offer Consideration also represents a premium of approximately 38% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the announcement of our intention to make the Offer (based on the average closing price of the Yamana Common Shares on the TSX for the 20 trading days ending June 27, 2007).

        See "The Offer" in Section 1 of the Offer.

WHAT IS THE NORTHERN ORION TRANSACTION?

        We have entered into a business combination agreement with Northern Orion Resources Inc., a corporation organized under the laws of the Province of British Columbia, pursuant to which, we have agreed to acquire 100% of the issued and outstanding common shares of Northern Orion, on the basis of 0.543 of a Yamana Common Share and $0.001 in cash for each Northern Orion Share purchased. Holders of Northern Orion stock options and warrants will be entitled to receive, or will receive a security in exchange for such security holdings, that will entitle them to receive, on exercise 0.543 of a Yamana Common Share (plus $0.001 in cash in respect of the warrants and certain options) in lieu of a Northern Orion Share and otherwise on the same terms as the original security.

        The proposed business combination with Northern Orion received the approval of the Northern Orion shareholders on August 22, 2007 and final court approval on August 27, 2007. The business combination will be completed by way of a plan of arrangement between Yamana (or a wholly-owned subsidiary of Yamana) and Northern Orion pursuant to the BCBCA.

        The completion of the Northern Orion Transaction is a condition to the Offer.

        See "Northern Orion — Northern Orion Agreement" in Section 3 of the Circular and "Conditions of the Offer" in Section 4 of the Offer.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        If you are the owner of record of your Shares and you tender your Shares to the Offer by depositing the Shares directly with the Depositary or you use the services of a member of the Soliciting Dealer Group to accept the Offer, you will not have to pay any brokerage or similar fees or commissions. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for that service. You should consult your broker or nominee to determine whether any charges will apply.

        See "Other Matters Relating to the Offer" in Section 25 of the Circular.

WHY ARE YOU MAKING THIS OFFER?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Meridian. If we complete the Offer but do not then own 100% of Meridian, we intend to acquire any Shares not deposited to the Offer in a second-step transaction. This second-step transaction would likely take the form of a Compulsory Acquisition (as hereinafter defined) or a Subsequent Acquisition Transaction (as hereinafter defined).

        See "Purpose of the Offer" in Section 6 of the Circular and "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

DO YOU HAVE THE CASH RESOURCES TO PAY FOR THE SHARES?

        Yes. We intend to draw upon our previously announced committed credit facilities of US$300 million and US$400 million to pay the cash consideration portion of the Offer.

        See "Source of Funds" in Section 9 of the Circular.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

        The Offer is subject to a number of conditions, including:

1.
Shareholders must validly deposited and not withdraw at or prior to the expiry of the Offer that number of Shares which constitutes at least 50.1% of the Shares outstanding calculated on a fully diluted basis.

2.
The conditions to the completion of the Northern Orion Transaction must be satisfied or waived.

3.
Obtaining all government or regulatory approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that are necessary to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction.

4.
The Support Agreement entered into by the Offeror with Meridian as of September 24, 2007, as may be amended from time to time, must not have been terminated.

5.
There absence of circumstances or occurrences on or after September 24, 2007, that have had or would reasonably be expected to have had a Material Adverse Effect on Meridian.

6.
All representations and warranties made by Meridian in the Support Agreement shall be true and correct at and as of the Expiry Time and Meridian shall have complied in all material respects with its covenants and obligations under the Support Agreement to be complied with at or prior to the Expiry Time.

        A detailed summary of the principal regulatory approvals required in connection with the Offer can be found in "Regulatory Matters" in Section 20 of the Circular. The Offer is subject to certain other conditions in addition to those above. A more detailed discussion of the conditions to the consummation of the Offer can be found in "Conditions to the Offer" in Section 4 of the Offer. A description of the terms and conditions of the Support Agreement can be found in Section 15 of the Circular, "Arrangements, Agreements or Understandings".

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

        You have until the expiration date of the Offer to tender. The Offer is scheduled to expire at midnight (Toronto time) on October 12, 2007, unless it is extended or withdrawn.

        See "Time for Acceptance" in Section 2 of the Offer.

CAN YOU EXTEND THE OFFER?

        We can elect, at any time, to extend the Offer. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension in compliance with applicable Canadian and US law.

        See "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

        You can accept the Offer by delivering to the Depositary before the expiration of the Offer (1) the certificate(s) representing the Shares in respect of which the Offer is being accepted, (2) a Letter of Transmittal in the form accompanying the Offer and Circular properly completed and duly executed as required by the instructions set out in the Letter of Transmittal, and (3) all other documents required by the instructions set out in the applicable Letter of Transmittal.

        If you cannot deliver all of the necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.

        If you are a US Shareholder, you may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Shares tendered by your nominee through The Depository Trust Company.

        Shareholders are invited to contact the Depositary and Information Agent, in accordance with the contact information set out on the last page of this document, for further information regarding how to accept the Offer.

        See "Manner of Acceptance" in Section 3 of the Offer.

I TENDERED MY SHARES BEFORE YOU INCREASED THE OFFER PRICE. DO I NEED TO DO ANYTHING TO ACCEPT THE INCREASED OFFER?

        No. Assuming that you properly followed the procedures for acceptance of the Offer and did not subsequently withdraw the Shares you tendered, you do not need to do anything further to accept the increased Offer.

IF I ACCEPT THE OFFER, WHEN WILL I BE PAID?

        If the conditions of the Offer are satisfied or waived, and if we consummate the Offer and take up your Shares, you will receive payment for the Shares you tendered promptly following the Expiry Time.

        See "Take up of and Payment for Deposited Shares" in Section 6 of the Offer.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

        You may withdraw all or a portion of your tendered Shares:

  1.
  at any time when your Shares have not been taken up by us;

  2.
  if your Shares have not been paid for by us within three Business Days after having been taken up;

  3.
  up until the tenth day following the day we file a notice announcing that we have changed or varied our Offer unless, among other things, prior to filing the notice we had taken up your Shares or the change in our Offer consists solely of an increase in the consideration we are offering and the Offer is not extended for more than ten days; or

  4.
  if we have not taken up your Shares within 60 days of the commencement of the Offer, at any time after the 60-day period until we do take up your Shares.

        See "Right to Withdraw Deposited Shares" in Section 7 of the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        To withdraw Shares that have been tendered, you must deliver a written notice of withdrawal, with the required information, to the Depositary while you still have the right to withdraw the Shares.

        See "Right to Withdraw Deposited Shares" in Section 7 of the Offer.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

        If the conditions of the Offer are otherwise satisfied or waived and we take up and pay for the Shares validly deposited pursuant to the Offer, we intend to acquire any Shares not deposited to the Offer:

  1.
  by Compulsory Acquisition, if at least 90% of the outstanding Shares are validly tendered pursuant to the Offer and not withdrawn; or

  2.
  by a Subsequent Acquisition Transaction on the same terms as such Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if we decide not to proceed with a Compulsory Acquisition.

        See "Purpose of the Offer" in Section 6 of the Circular and "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

FOLLOWING THE OFFER, WILL MERIDIAN CONTINUE AS A PUBLIC COMPANY?

        Depending upon the number of Shares purchased pursuant to the Offer, it is possible the Shares will fail to meet the criteria for continued listing on the TSX and/or the NYSE. If this were to happen, the Shares could be delisted on one or more of these exchanges and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares.

        If we acquire 100% of the Shares, and if permitted under applicable securities laws, it is our intention to apply to delist the Shares from the exchanges listed above as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction. In addition, Meridian may cease to be required to comply with the rules of the Canadian securities regulatory authorities and the SEC's rules governing publicly held companies.

        See "Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure" in Section 19 of the Circular.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

        The completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Shares.

        See "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        On September 21, 2007, which was the last trading day prior to the joint announcement, before the open of markets that an agreement had been reached between the Offeror and Meridian, the closing price of the Shares on the TSX was $12.55 and on the NYSE was US$12.61. We urge you to obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.

        See "Certain Information Concerning Meridian and Its Shares — Price Range and Trading Volumes of the Shares" in Section 18 of the Circular.

HOW WILL CANADIAN RESIDENTS AND NON-RESIDENTS OF CANADA BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

        A Shareholder who is resident in Canada, who is not exempt from tax, who holds Shares as capital property and who disposes of such Shares to us under the Offer (subject to entering into a joint election with us to obtain a full or partial tax deferral when available as described under "Canadian Federal Income Tax Considerations" in Section 23 of the Circular) will be considered to have disposed of the Shares on a taxable basis and will realize a capital gain (or capital loss). Generally, Shareholders who are not resident in Canada for purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Shares to us under the Offer unless those Shares constitute "taxable Canadian property" (within the meaning of the Tax Act) to such Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention. An Eligible Holder who disposes of Shares and who elects the Rollover Option (as hereinafter defined) in the Letter of Transmittal may, depending upon the circumstances, obtain a full or partial tax-deferred rollover in respect of a disposition of Shares by entering into a joint election with us and filing such election with the CRA (and any appropriate provincial tax authority) under Section 85 of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) specifying therein an elected amount in accordance with certain limitations provided for in the Tax Act (and in any applicable provincial legislation).

        We urge you to read carefully the section entitled "Canadian Federal Income Tax Considerations" in Section 23 of the Circular and to consult your own tax advisor as to the particular tax consequences to you of the Offer.

HOW WILL US TAXPAYERS BE TAXED FOR US FEDERAL INCOME TAX PURPOSES?

        Subject to the results of due diligence and depending on a number of factors, Yamana intends, to the extent possible and consistent with Yamana's business objectives, to structure the Acquisition (as defined under "United States Federal Income Tax Considerations" in Section 24 of the Circular) as a tax-deferred reorganization. If the Acquisition is structured as a tax-deferred reorganization, subject to the application of the PFIC rules, the US Holders of Meridian Shares would not recognize a gain or loss for US federal income tax purposes on the exchange of the Shares for Yamana Common Shares and cash pursuant to the Acquisition, except that gain (but not loss) realized would be recognized to the extent of the cash received. There can be no assurance that Yamana will structure the Acquisition as a tax-deferred reorganization. In addition, there can be no assurance that the Internal Revenue Service would not challenge the qualification of the Acquisition as a tax-deferred reorganization for US federal income tax purposes or that, if challenged, a US court would not agree with the Internal Revenue Service.

        If the transaction does not qualify as a tax-deferred reorganization, subject to the application of the PFIC rules, a Shareholder who is a citizen of or resident of the United States for tax purposes, who holds Shares as capital property and who disposes of their Shares to us under the Offer, will generally recognize a gain or loss in an amount equal to the difference, if any, between (i) the fair market value of any Yamana Common Shares received by the Shareholder pursuant to the Offer plus the amount of any cash received, and (ii) the adjusted tax basis of the Shareholder in the Shares disposed of to us.

        The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the more detailed general description of United States federal income tax considerations under "United States Federal Income Tax Considerations" in Section 24 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular United States federal income tax consequences to them of a sale of Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Shares pursuant to any Subsequent Acquisition Transaction.

WHOM CAN I CALL WITH QUESTIONS?

        You may contact Kingsdale Shareholder Services Inc. ("Kingsdale"), Innisfree M&A Incorporated ("Innisfree"), Genuity Capital Markets and Canaccord Capital Corporation at their respective telephone numbers and locations set out on the back page of the Offer and Circular. Kingsdale is acting as the Depositary and each of Kingsdale and Innisfree are acting as Information Agent; Genuity Capital Markets and Canaccord Capital Corporation are acting as Dealer Managers in Canada; and Genuity Capital Markets USA Corp. and Canaccord Adams Inc. are acting as Dealer Managers in the United States.

Any questions and requests for assistance may be directed to
Kingsdale Shareholder Services Inc., Innisfree M&A Incorporated and the Dealer Managers for the Offer
at the telephone numbers and locations set out below:

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	INNISFREE M&A INCORPORATED 501 Madison Avenue, 20th Floor New York, New York 10022

North American Toll Free Phone:
1-866-879-7644
 Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers
Call Collect: 416-867-2272	Noth American Toll Free Phone: 1-888-750-5834 Outside North America, Banks and Brokers Call Collect: 212-750-5833

The Dealer Managers for the Offer May be Contacted at
the Following Telephone Numbers and Location:

In Canada:	In the United States:

Genuity Capital Markets Scotia Plaza, Suite 4900 40 King Street West, PO Box 1007 Toronto, ON M5H 3Y2	Genuity Capital Markets USA Corp. 717 Fifth Avenue, Suite 1403 New York, New York 10022
Telephone: 416-603-6000 Toll Free: 877-603-6001 Fax: 416-603-3099	Telephone: 212-644-0001 Fax: 212-644-1341

Canaccord Capital Corporation BCE PLACE 161 Bay Street, Suite 2900 P.O. Box 516 Toronto, ON Canada M5J 2S1 Telephone: 416-869-7368 Toll Free (Canada): 1-800-382-9280 Toll Free (US): 1-800-896-1058	Canaccord Adams Inc. 99 High Street, Suite 1200 Boston, MA 02110 United States Telephone: 617-371-3900 Toll Free: 1-800-225-6201 Fax: 617-371-3798

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NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING MERIDIAN
INFORMATION CONCERNING NORTHERN ORION
NOTICE TO HOLDERS OF MERIDIAN EQUITY ENTITLEMENTS
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES
NOTE CONCERNING MINERAL RESOURCE CALCULATIONS
EXCHANGE RATES
NOTICE OF VARIATION AND EXTENSION
"Summary of Pro Forma Consolidated Financial Information of Yamana (in thousands of US dollars except for per share information)
AUDITORS' CONSENTS
APPROVAL AND CERTIFICATE OF YAMANA GOLD INC.
SCHEDULE "A" TABLE OF CONTENTS
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Six month period ended June 30, 2007 (Unaudited) (Expressed in thousands of U.S. dollars except per share amounts)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Year ended December 31, 2006 (Unaudited) (Expressed in thousands of U.S. dollars except per share amounts)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC. Adjusted for recent acquisitions Year ended December 31, 2006 (Unaudited) (Expressed in thousands of U.S. dollars) Schedule 1
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP. Three month period ended March 31, 2006 (Expressed in thousands of dollars) Schedule 2
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD. Nine month period ended September 30, 2006 (Unaudited) (Expressed in thousands of dollars) Schedule 3
SCHEDULE "B" SUMMARY TERM SHEET